EXHIBIT 99.1

TRANSEURO ENERGY CORP.

Annual Information Form

August 5, 2011

TABLE OF CONTENTS

ABBREVIATIONS 1

PRELIMINARY NOTES 1

INCORPORATION BY REFERENCE AND DATE OF INFORMATION 1
CURRENCY 1
FORWARD-LOOKING STATEMENTS 1

CORPORATE STRUCTURE OF THE COMPANY 2

NAME, ADDRESS AND INCORPORATION 2
INTERCORPORATE RELATIONSHIPS 2

GENERAL DEVELOPMENT OF THE BUSINESS 3

OVERVIEW 3
HISTORY 3
Development 2006 to 2008 3
2008 4
2009 5
2010 7
2011 7
SIGNIFICANT ACQUISITIONS 9
TRENDS 9

DESCRIPTION OF THE BUSINESS 10

GENERAL 10
SPECIALIZED SKILL AND KNOWLEDGE 10
EMPLOYEES 10

MARKET OVERVIEW 10

THE WORLD ENERGY MARKET 10
THE OIL PRICE – HISTORICAL DEVELOPMENT 12
THE GAS PRICE – HISTORICAL DEVELOPMENT 13

GENERAL ECONOMY 14
POLITICAL ENVIRONMENT 14
HISTORY OF EXPLORATION AND PRODUCTION IN THE COUNTRY 14
MARKET CONDITIONS FOR OIL AND GAS COMPANIES 15
INFRASTRUCTURE 15
TAX REGIME 15
OIL AND GAS PRICE 15

GENERAL ECONOMY 15
RUSSIAN-UKRAINIAN GAS DISPUTES IN RECENT YEARS 17
POLITICAL ENVIRONMENT 17
HISTORY OF E&P IN THE COUNTRY 18
MARKET CONDITIONS FOR OIL AND GAS COMPANIES 18
INFRASTRUCTURE 19
TAX REGIME 19
OIL AND GAS PRICE 19

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RISK FACTORS **20**

GOING CONCERN 20
ADDITIONAL REQUIREMENT FOR CAPITAL 20
TITLE TO PROPERTIES AND CONTRACTUAL RIGHTS 21
EXPLORATION AND RESERVE RISK 21
PERMITS AND LICENSES 21
COMPETITION 22
AVAILABILITY OF DRILLING EQUIPMENT AND ACCESS RESTRICTIONS 22
OPERATING HAZARDS 23
NEW RESERVES 23
ECONOMIC, POLITICAL AND LEGAL RISKS 23
MARKET RISK 24
RELIANCE ON STRATEGIC RELATIONSHIPS 24
GOVERNMENTAL REGULATIONS 24
COMMODITY PRICE VOLATILITY 24
ENVIRONMENTAL REGULATION 24
VOLATILITY OF PRICES OF OIL AND GAS 25
DEPENDENCE ON KEY PERSONNEL 25
MARKET PERCEPTION 25
CURRENCY RISK 25
POTENTIAL DILUTION OF SHAREHOLDERS 25
PRICE VOLATILITY OF PUBLICLY TRADED SECURITIES 26
ARBITRAGE POTENTIAL IN THE TRADING OF THE CORPORATION'S SHARES 26
ENFORCEABILITY OF CIVIL LIABILITIES 26
LEGAL CLAIMS AND CAPITAL RESOURCES 26
TAXATION RISKS 26
FORWARD-LOOKING STATEMENTS AND FUTURE DEVELOPMENTS 26
INTERNATIONAL FINANCIAL REPORTING STANDARDS 27
DEFAULTS AND INSOLVENCY OF SUBSIDIARIES MAY PRESENT ADDITIONAL RISKS TO THE CORPORATION 27

THE COMPANY'S PROPERTIES **27**

BUSINESS OPERATIONS 27
BRITISH COLUMBIA, CANADA 29
UKRAINE 31
MAIN LEGAL, ECONOMIC AND ENVIRONMENTAL CONDITIONS FOR EXPLORING AND DEVELOPING LICENSES 35

CONSOLIDATED FINANCIAL INFORMATION **42**

MANAGEMENT'S DISCUSSION AND ANALYSIS **42**

DIVIDEND POLICY **42**

DESCRIPTION OF CAPITAL STRUCTURE **42**

GENERAL DESCRIPTION OF CAPITAL STRUCTURE 42

MARKET FOR SECURITIES **42**

TRADING PRICE AND VOLUME 42

DIRECTORS AND OFFICERS **43**

NAME, MUNICIPALITY OF RESIDENCE, OCCUPATION AND SECURITY HOLDINGS 43

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MANAGEMENT 44
COMMITTEES OF THE BOARD OF DIRECTORS 45
CEASE TRADE ORDERS, BANKRUPTCIES, PENALTIES OR SANCTIONS 45
CONFLICTS OF INTEREST 46

PROMOTER 46

LEGAL PROCEEDINGS AND REGULATORY ACTIONS 46

LEGAL PROCEEDINGS 46
REGULATORY ACTIONS 47

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS 48

TRANSFER AGENTS AND REGISTRARS 48

MATERIAL CONTRACTS 48

INTERESTS OF EXPERTS 48

NAMES OF EXPERTS 48
INTERESTS OF EXPERTS 49

INFORMATION ON AUDIT COMMITTEE 49

AUDIT COMMITTEE CHARTER 49
COMPOSITION OF THE AUDIT COMMITTEE AND INDEPENDENCE 49
RELEVANT EDUCATION AND EXPERIENCE 49
AUDIT COMMITTEE OVERSIGHT 50
RELIANCE ON CERTAIN EXEMPTIONS 50
PRE-APPROVAL POLICIES AND PROCEDURES 51
AUDIT FEES 51

ADDITIONAL INFORMATION 51

SCHEDULE "A" I

AUDIT COMMITTEE CHARTER I

ABBREVIATIONS

In this annual information form (“AIF”), the abbreviations set forth below have the following meanings:

bcf means one billion cubic feet.

ngls means natural gas liquids.

tcf means one trillion cubic feet.

The following table sets forth standard conversions between Standard Imperial Units and the International System of Units (or metric units):

To Convert From	To	Multiply By
cubic feet	cubic metres	0.028
cubic metres	cubic feet	35.301
bbls	cubic metres	0.159
cubic metres	bbls	6.290
feet	meters	0.305
metres	feet	3.281
miles	kilometres	1.609
kilometres	miles	0.621
acres	hectares	0.4047

Unless otherwise delineated, words importing the singular number only shall include plural and vice versa and words importing the masculine gender shall include the feminine and neuter gender and vice versa.

PRELIMINARY NOTES

Incorporation by Reference and Date of Information

The following documents of the Corporation, which have been filed with the regulatory authorities in each of the Provinces of British Columbia and Alberta, are specifically incorporated by reference and form a part of this AIF:

(a)	the audited consolidated financial statements of the Corporation for the year ended December 31, 2010, together with the auditor’s report thereon;

(b)	the management discussion and analysis relating to the audited consolidated financial statements referenced in (a) above;

(c)	Transeuro Energy Corp. – Ukraine Operations – Report on Oil and Gas Information – NI 51-101 prepared by Fekete Associates Inc. (“Fekete”) as at December 31, 2010 (the “Ukraine Fekete Report”);

(d)	Report on Reserves Data by Independent Qualified Reserves Evaluator dated April 14, 2011 in connection with the Ukraine Fekete Report; and

(e)	Report of Management and Directors on Oil and Gas Disclosure dated April 18, 2011.

All documentation incorporated by reference in and forming a part of this AIF can be found on the SEDAR website at www.sedar.com under the Corporation’s profile.

All information in this AIF is as of December 31, 2010 unless otherwise indicated.

Currency

All sums of money which are referred to herein are expressed in lawful money of Canada, unless otherwise specified. References to United States of America dollars and Ukrainian Hryvnia are referred to as “US$” and “UAH”, respectively.

Forward-Looking Statements

Certain statements contained in this AIF of the Corporation or any document filed with the Canadian regulatory authorities, or in any other written or oral communication by or on behalf of the Corporation that do not directly and exclusively relate to historical facts, may constitute forward-looking statements which reflect management’s expectations regarding the Corporation’s future growth, results of operations, performance and business prospects and opportunities. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including, without limitation, changes in the market and competition, technological and competitive developments, cooperation and performance of strategic partners, and potential downturns in economic conditions generally. Forward-looking statements are based on management's estimates, beliefs and opinions on the date the statements are made.  The Corporation assumes no obligation to update forward-looking statements if circumstances of management’s estimates, beliefs or opinions should change. Additional information on these and other potential factors that could affect the Corporation’s financial results are detailed in documents filed from time to time with the British Columbia and Alberta Securities Commissions.

CORPORATE STRUCTURE OF THE CORPORATION

Name, Address and Incorporation

Transeuro Energy Corp. (the “Corporation” or “Transeuro”) was incorporated under the Company Act (British Columbia) by registration of its memorandum and articles on May 14, 1996 under the name 519919 B.C. Ltd. The Corporation changed its name to Bargold Resources Ltd. on July 10, 1996 and continued out of the Company Act (British Columbia) and into the Business Corporations Act (Yukon) on November 7, 2000 under the name of Indusmin Energy Corporation. The Corporation changed its name to its current name on September 27, 2004 and on November 9, 2005 the Corporation was continued out of the Business Corporations Act (Yukon) and into the Business Corporations Act (British Columbia).

The authorized share capital of the Corporation consists of an unlimited number of common shares without par value. The Corporation’s common shares were listed for trading on the Vancouver Stock Exchange, now known as the TSX Venture Exchange, on November 13, 1997. Effective August 1, 2007, the Corporation’s common shares commenced trading on the Oslo Axess, a part of the Oslo Stock Exchange in Norway, under the symbol “TSU”.Accordingly, effective August 1, 2007, all of the Corporation’s common shares which had been trading on the Norwegian OTC began trading on the Oslo Axess.

The Corporation’s corporate head office is presently located at Suite 1578 – 609 Granville Street, Vancouver, British Columbia, Canada, V7Y 1G5 and it also has an office in Simferopol, Ukraine. The Corporation’s registered and records office is located at 2610 – 1066 West Hastings Street, Vancouver, British Columbia, V6E 3X1.

Intercorporate Relationships

The Corporation has five wholly-owned direct subsidiaries, Indusmin Energy Corporation, a Washington State corporation; Mattson Holdings Ltd., a British Columbia company that is the indirect holder of 100% of the Corporation’s interest in the Beaver River Field property in British Columbia through Questerre Beaver River Inc.; Team Energy LLC, an Armenian company that is the holder of the Corporation’s equipment assets in Armenia; Grey Creek Petroleum Limited Inc., a Papua New Guinea company, which is currently inactive; and Scythian Energy B.V. (“Scythian”), a Netherlands corporation that is the holder of the Corporation’s interests in Ukraine. Scythian has one wholly-owned direct subsidiary, Sarmatian Energy B.V (“Sarmatian”), a Netherlands corporation. Scythian (99%) and Sarmatian (1%) have four wholly-owned direct subsidiaries incorporated in the Netherlands: East Crimea Energy B.V., West Crimea Energy B.V., South Crimea Energy B.V., and Ammonite B.V.

Ammonite LLC, a company incorporated in the Ukraine, is wholly-owned directly by Ammonite B.V. Pivdenspetsbud LLC, a company incorporated in the Ukraine, is wholly-owned directly by East Crimea Energy B.V. Pivdenspetsbud LLC is the holder of Joint Activity Agreements for the development of the Povorotnoye gas field and well 28 in the Vladislavovskoye oil field, both located in Eastern Crimea, Ukraine. Indusmin LLC, a company incorporated in the Ukraine, is wholly-owned directly by West Crimea Energy B.V, which is the holder of Joint Activity Agreements for the development of the Karlavskoye and the Krasnopolyanske fields, both located in Western Crimea, Ukraine.

** Sarmatian Energy B.V. owns the remaining 1% of each of East Crimea Energy B.V., West Crimea Energy B.V., South Crimea Energy B.V., and Ammonite B.V.

GENERAL DEVELOPMENT OF THE BUSINESS

Overview

Prior to September, 1999, the Corporation was involved in the acquisition and exploration of mineral resource properties. Since September, 1999, the Corporation and its subsidiaries have been involved in pursuing oil and gas exploration and development opportunities in Papua New Guinea, Armenia, the Crimean Peninsula, Ukraine and the Liard Basin of north-eastern British Columbia, Canada.  The Corporation currently active in the Ukraine and Canada but does not have any direct property interests in Papua New Guinea or Armenia.

History

Development 2006 to 2008

In January, 2006, the Corporation completed the acquisition of Pivdenspetsbud LLC, a Ukrainian company that is the holder of Joint Activity Agreements (“JAA”) for the development of the Povorotnoye gas field and the Vladislavovskoye oil field, both located in Eastern Crimea, Ukraine. The Corporation paid US$650,000 in consideration for 100% of the corporate rights of Pivdenspetsbud. The JAA partner with Pivdenspetsbud and holder of the petroleum license is Crymgeologia, with whom the Corporation also holds a JAA for the development of the Krasnapolianskoye and Karlovskoye gas fields in Western Crimea.The JAA for Povorotnoye and Vladislavovskoye provide for 72% of JAA profits to the Corporation during the investment phase and 60% thereafter, after deduction of all royalties, operating and capital expenses and taxes.

Pursuant to a definitive agreement dated October 1, 2007, between the Corporation and Eaglewood Energy Inc. (“Eaglewood” and formerly Surge Resources Inc.), the Corporation transferred to Eaglewood the Corporation’s interest in four petroleum prospecting licenses (the “PNG Licenses”) granted by the government of Papua, New Guinea, effective October 12, 2007.Pursuant to the agreement with Eaglewood, the Corporation, via Grey Creek Petroleum Limited Inc., transferred to Eaglewood a 100% interest in the PNG Licenses and all related geological, seismic, and technical data owned by the Corporation in relation to the PNG Licenses in exchange for 30,000,000 common shares of Eaglewood, at a deemed price of $0.85 per share, for a total purchase price of $25,500,000.

On November 15, 2007, the Corporation closed a US$15,000,000 bond financing. The Corporation issued 150 bonds (the “Bonds”) each with a face value of US$100,000. The Bonds carried an interest rate of 12% per annum payable semi-annually in arrears and a two year term to maturity. As security, Norsk Tillitsmann ASA, the trustee for the Bond holders, was granted a first priority pledge in the common shares of the Corporation’s wholly-owned subsidiary, Mattson Holdings Ltd., which owned all of the Corporation’s rights in the Beaver River Project located in northern British Columbia.

Each Bond holder received 50,000 common share purchase warrants (the “Bond Warrants”) exercisable into common shares of the Corporation at an exercise price of NOK 3.40 (approx. $0.62) per common share. The Corporation issued a total of 7,500,000 Bond Warrants in connection with the Bond issue. The Bond Issue was arranged and placed by Pareto Securities ASA of Norway who received a cash commission in the amount of US$600,000.

2008

On March 28, 2008, the Corporation entered into a Joint Venture Agreement ("JVA") with RAG Rohöl- Aufsuchungs Aktiengesellschaft ("RAG") to develop the Corporation's existing Ukrainian assets and JAAs with the local Ukrainian state company, "Crimgeologia." This transaction closed on July 11, 2008. The Corporation and RAG became 50:50 partners in the new joint venture. At the date of closing, the Corporation transferred 50% of the shares of its Dutch subsidiary, Scythian, to RAG. At the date of closing, the Corporation received $9,150,115 from RAG as partial payment towards the purchase price. Final purchase price on the sale of the Ukrainian assets to RAG amounted to $3,772,673. The total purchase price of the transaction (based on the Corporation’s past expenditures to the date of the closing) was $12,922,788.

On May 16, 2008, the Corporation completed a $4,000,000 private placement consisting of a total of 4,000 units (the “Units”) with each Unit consisting of a secured convertible debenture (a “Series A Debenture”) with a principal amount of $1,000 and 5,250 warrants (the “Series A Debenture Warrants”). The Series A Debentures carried an interest rate of 15% per annum payable semi-annually in arrears if the Series A Debentures go to maturity or if they are converted or redeemed in the period between twelve and eighteen months from the closing date. The interest rate is reduced to 12% per annum if the Series A Debentures are converted or redeemed in the period between six and twelve months from the closing date. The principal amount of each Series A Debenture, plus accrued interest, was convertible into common shares, at the purchaser’s election at any time following the date that is six months from the closing date up until the maturity date at a conversion price equal to $0.19 per share, except for directors for whom the conversion price is $0.23 per share.

On June 10, 2008, the Corporation completed a non-brokered private placement of 4,000 units (the "PP Units") for gross proceeds of $4,000,000. Each PP Unit consisted of a secured eighteen month convertible debenture (a "Series B Debenture") with a principal amount of $1,000 and 4,000 warrants (the "Series B Debenture Warrants"). The Series B Debentures carried an interest rate of 12% per annum payable semi- annually in arrears.The principal amount of each Series B Debenture, plus accrued interest, was convertible into common shares, at the purchaser's election, at any time following the date that is six months from the closing date up until the maturity date at a conversion price equal to $0.25 per share.

On October 1, 2008, the Corporation signed an agreement with Questerre Beaver River Inc. (“QBR”) to change the interest rates, as provided for in Article 5 of the 1990 Operating Procedure attached to the Farm-out and Operating Agreement dated December 15, 2006, to eighteen percent (18%) per annum effective January 1, 2008 for all past, current or future amounts the Corporation has outstanding and/or payable to QBR.

On October 30, 2008, the Corporation received a notice from RAG that it was withdrawing from the JVA and JAA. RAG purported to withdraw from the JVA as a result of an Amendment to the JVA which required that the JAA be registered with the relevant Ukrainian authority by September 11, 2008. It was the Corporation’s position that the Amendment to the West Crimea Contract was properly registered with the relevant Ukrainian authority and final approval was received on October 24, 2008. The Corporation disputed the grounds for which RAG withdrew from the JVA and JAA and a settlement between RAG and the Corporation was agreed to in 2009 (see “2009”, below)

On November 14, 2008, the Corporation notified the respective trustees for the bondholders and Series A and B Debenture holders that it was suspending its interest payments totaling US$920,000 (bonds) and $540,000 (debentures).On December 8, 2008, the Corporation proposed to the bondholders and debenture holders that the interest payable be settled by the issuance of units and all of the share purchase warrants previously issued in connection with the debentures be re-priced to 50% of the original exercise price.

2009

During the year ended December 31, 2009, a cease trade order was issued by Canadian regulators due to the Corporation’s inability to file its audited annual consolidated financial statements, officer certifications and management’s discussion and analysis (“MD&A”) for the year ended December 31, 2008 by the March 31, 2009 filing deadline. The Corporation was unable to complete the required filings due to a lack of operating capital. Accordingly, the Corporation’s stock was put on “special observation” by the Oslo Axess stock exchange following the suspension of trading in Canada. On May 26, 2009, management requested the Oslo Bors /Oslo Axess to suspend trading of its shares as the Corporation was in the final stages of a debt restructuring process. Parties related to the restructuring were in possession of information that was currently not available to the public, and the Corporation could not control information that may be considered price sensitive. The Corporation did successfully file its audited annual consolidated financial statements, officer certifications, and MD&A for the year ended December 31, 2008 on June 4, 2009. Accordingly, the Corporation’s common shares were reinstated for trading on both the TSX Venture Exchange and Oslo Axess in early September 2009.

On September 24, 2009, the Corporation signed a final and binding agreement with RAG to settle the dispute pertaining to the notice of withdrawal from the joint venture company, Scythian. The terms of the agreement were as follows:

●
The global mutual release from all accrued rights and obligations with regards to the joint venture operations in Ukraine, including the claim raised by RAG for repayment of US$13,473,403 plus interest (calculated at 12 months’ USD LIBOR plus 3.5% compounded on an annual basis applicable for the period from the settlement agreement date until the date of exercise of such buy-back option) and Transeuro's potential counterclaim for costs, losses and damages. No cash payments were required between the parties to settle the dispute;

●
The transfer of RAG's 50% shareholding in Scythian to Transeuro for a nominal charge of one Euro resulting in the 100% ownership by Transeuro of the shares in Scythian and full title to the Ukraine assets;

●
The granting by Transeuro to RAG of a Call Option for 12.5% of the shares in Scythian. The Call Option is valid until the Corporation (or other third party investor or farm-in parties) have invested a further US$70,000,000 in Scythian, its subsidiaries, and the Ukrainian assets. The Call Option is backed by a pledge by Transeuro on 12.5% of Scythian shares in favour of RAG;

●	At any time prior to the exercise of the Call Option by RAG, Transeuro shall be entitled to buy back RAG's Call Option for the purchase price of US$13,473,403 plus interest;

●	RAG did not pay the agreed contribution towards the East Crimea assets and the Call Option only applies to the West Crimea BV assets;

●
Transeuro shall be entitled to divest, pledge and/or mortgage up to 87.5% of the shares in Scythian to any third party without requiring any prior approval from RAG and on such terms as may be negotiated by Transeuro; and

●	The arbitration proceedings at the ICC were terminated by both parties.

As at the date of the signed agreement, the Corporation received RAG’s 50% shareholding in the Ukraine operating segment for nominal consideration. The Corporation owns 100% of Scythian including title to the Ukraine assets.

In February 2009, the Corporation received approval of its proposed settlement of outstanding interest payments to its bond and debenture holders from the TSX Venture Exchange. The Corporation issued 15,778,500 units and 421,500 additional common shares to settle total outstanding debt of $1,620,000.

In October 2009, the Corporation issued 21,600,000 units to bondholders to settle interest totaling $2,160,000.

In October 2009, the Corporation issued 87,352,500 common shares and 20,000,000 share purchase warrants to Bond holders to settle the US$15,000,000 bonds payable and release the pledged shares of Mattson Holdings Ltd. Each warrant was exercisable into one common share of the Corporation at an exercise price of $0.10 per share.

In October 2009, the Corporation issued 5,475,130 units and 448,160 common shares to Series A and B Debenture holders to settle interest totaling $592,329. This balance reflects the interest due on May 13, 2009 and June 9, 2009 to the Series A and B debenture holders, respectively. Each unit was issued at a price of $0.10 and consists of one common share and one-half of a share purchase warrant, with each whole warrant exercisable into an additional common share at a price of $0.15 for a period of two years from the date of issuance.

During the year ended December 31, 2009, the Corporation and High Arctic Energy Services Inc. (“High Arctic”) agreed to settle all outstanding litigation between them. As part of the settlement, the Corporation paid a lump sum of $500,000, issued to High Arctic 10,000,000 common shares of the Corporation and agreed to pay High Arctic 50% of the net proceeds from any future sale of the drill rig in Armenia.

During the year ended December 31, 2009, the Corporation issued 34,556,118 common shares to various trade creditors of the Corporation in order to settle $5,254,306 in outstanding liabilities. The fair value of the common shares issued of $2,073,367 was based on the closing share price at the date of share issuance.

Included in the common shares issued to trade creditors are 9,999,750 common shares to Odfjell Well Services Inc. (“Odfjell”), a third party supplier that commenced proceedings against the Corporation in early 2009. During 2009, the Corporation and Odfjell mutually agreed to settle all outstanding litigation through the Corporation issuing 9,999,750 common shares and releasing certain garnished funds of $185,280 (less legal costs) to Odfjell.

During the year ended December 31, 2009, Serco S.A. (“Serco”), a third party supplier to the Corporation, commenced proceedings against the Corporation in the Supreme Court of British Columbia under Action No. S097327. The proceedings were commenced by Statement of Claim and a Garnishing Order before judgment, claiming a sum of $82,422 was filed. The sum of $9,336 was subsequently garnished from the Corporation’s bank accounts. The Serco claim was settled in the following year. (see “2010”, below)

On May 12, 2009, the Corporation arranged for the sale of 2,857,140 of its shares in Eaglewood. These shares were subject to an existing escrow agreement whereby they could not be traded before October 11, 2010.  Consequently, the shares were sold to insiders of Eaglewood, a director of Eaglewood and Transeuro, and a shareholder of Transeuro at $0.28 per share, representing 50% of the Eaglewood closing price on the date of execution. Total proceeds received from the transaction were $799,999.

The sale of the 2,857,140 shares resulted in the Corporation’s ownership in Eaglewood decreasing from 52% to 47%. At the date of disposition, the Corporation de-consolidated the assets and liabilities of Eaglewood at its carrying amounts including non-controlling interests and showed the full investment in Eaglewood as an equity investment.

On July 10, 2009, the Corporation sold an additional 13,500,000 common shares of Eaglewood at a net price of $0.80 per share for gross proceeds of $10,800,000. The sale was approved by the Series A and B Debenture holders and was conditional on a partial repayment of $2,000,000 (paid) under each debenture plus half of the remaining interest payments due in November and December 2009. The remaining portion of the debentures was to be repaid by the Corporation in accordance with the original agreement. The sale of the 13,500,000 shares resulted in the Corporation’s shareholding in Eaglewood decreasing from 47% to 24%. The Corporation recognized a gain of $7,150,989 on the disposition of the 13,500,000 Eaglewood shares.

In September 2009, the Corporation’s license for the Karlavskoye gas condensate field in Crimea was extended by the Ukrainian government for a further five year term. Transeuro continues to operate under a Joint Activity Agreement with the state subsidiary, Crymgeologia, who holds the five-year license for exploration and pilot production of the field. Transeuro provides investment and expertise and receives 72% of the profits of the Joint Activity.

During the fourth quarter of 2009, the Corporation sold a further 2,492,860 common shares of Eaglewood for net proceeds of $3,057,675. The Corporation recognized a gain on the disposition of $2,400,038. The sale of the shares resulted in the Corporation’s ownership in Eaglewood decreasing from 24% to 19%.

2010

During the year ended December 31, 2010, the Corporation sold 10,778,570 shares of Eaglewood for gross proceeds of $10,786,669. A portion of the proceeds was used to fully repay the remaining balances due under the Series A and B Debentures. As at December 31, 2010, the Corporation held 371,430 common shares of Eaglewood. The remaining shares were sold in 2011 for gross proceeds of $267,430.

The Corporation and Serco reached a settlement agreement whereby Serco dismissed all legal proceedings against the Corporation in exchange for paying Serco three instalment payments totalling US$37,154 (paid).

In September 2010, the Corporation signed a letter of intent with Questerre Energy Corp. (“Questerre”) to acquire the remaining 50% interest in the Beaver River field in British Columbia and to extinguish approximately $4,300,000 of payables owed to Questerre. At closing, Transeuro would hold 100% of the Beaver River field.

2011

In January 2011, the Corporation completed a non-brokered private placement for aggregate proceeds of $2,149,990 through the issuance of 25,294,000 units at $0.085 per unit. Each unit consisted of one common share and one share purchase warrant exercisable at $0.10 per share for 15 months from the date of closing.

A total of 6,799,744 share purchase warrants were exercised at $0.15 per share for proceeds of $1,019,962.

In May 2011, the Corporation completed the testing of the Karl-101 well. The well was drilled to 3,506m with multiple gas bearing intervals identified in the Upper Cretaceous, from C12 to C16.  The Corporation is planning to re-enter the well in September 2011 to install completion equipment and to perform hydraulic fracturing operations with the objective of achieving commercial production.

In May 2011, the Corporation completed the acquisition of the remaining 50% interest in the Beaver River Project. The Corporation issued 40,000,000 common shares to Questerre as consideration for the acquisition and as settlement of outstanding operating debts of approximately $5,800,000. In connection with the acquisition, Questerre has entered into an agreement with Transeuro to provide an unsecured 12 month loan of $2,000,000 at an interest rate of 3% per annum for the first 6 months and 6% per annum for the remaining 6 months. The loan will be repaid out of the proceeds from a Rights Offering financing announced on June 8, 2011.

The Corporation has announced the intention to perform a consolidation of 5 (old) shares for 1 (new) share of its outstanding share capital with the purpose of facilitating a rights issue. It is anticipated that following consolidation, the Corporation will have approximately 91,702,278 shares issued and outstanding.

The Corporation has engaged Fondsfinans ASA (“Fondsfinans”) of Oslo, Norway, as its sole financial adviser in connection with a rights offering at $0.09 per share (post-consolidation) to raise gross proceeds of a minimum of $10,000,000 to a maximum of $15,000,000. Fondsfinans has already secured for the Corporation a standby guarantee commitment by a small consortium of investors for up to $8,000,000 in order to meet the minimum required financing.  The standby guarantee commitment will be correspondingly reduced by funds received from existing shareholders under the rights offering, wherein if the existing shareholders subscribe for the minimum $8,000,000 financing amount, then no funds will be raised under the standby guarantee commitment. However, the standby guarantors will be paid a guarantee fee of 5% of the total funds committed (i.e. $400,000) under the standby guarantee commitment regardless of how of how much money is actually invested by the standby guarantors. In addition, Questerre has committed to provide $2,000,000 into the rights offering.

The Corporation intends to use the proceeds to:

●	Redeem bonds issued in connection with the 2011 Bond Issue (see below);
●
Perform hydraulic fracturing operations on the Karl-101 well during the second half of 2011 to conclusively demonstrate the commercial potential of the Karlavskoye field and to prepare the well for production;

●	Strengthen the working capital of the Corporation;
●	Further prepare Karl-101 production;
●	Fund winter well operations at the Beaver River Field.

Subsequent to the proposed consolidation of the Corporation's common shares, the Corporation intends to file two prospectus documents as a result of the differing laws and regulations which the Corporation is subject to in Canada and Norway. The prospectus documents will qualify the public offering of the rights which will be granted to all of the Corporation's existing shareholders, except for certain shareholders in ineligible jurisdictions. It is anticipated that the prospectus documents will be filed in August, that the subscription period will be conducted from September to mid October 2011, and that the new shares will be listed in October 2011.

Shareholders at the date of record will receive a number of subscription rights that will be tradable during most of the subscription period. The Corporation will announce when the shares will trade ex-rights and the time of settlement of such rights. This offers the existing shareholders an option to sell their rights or to subscribe to new shares in the offering.

The rights offering price has been determined by negotiation between Fondsfinans, the investment bank representing the Corporation, and the participants in the guarantee consortium at a post-consolidation price of $0.09 per share. As a result, the rights issued to existing shareholders of the Corporation will entitle shareholders to purchase up to a total of 166,668,890 common shares (on a post-consolidated basis) or 111,111,111 common shares, if only the minimum offering is achieved.

In July 2011, the Corporation finalized the terms of a proposed bond issue (the “2011 Bond Issue”) in the aggregate amount of NOK14,500,000 ($2,548,300). The Bonds bear interest at a rate of 2% per month and mature on November 30, 2011. The bonds will be automatically redeemed upon completion of the proposed rights offering. The net proceeds from the Bonds shall be used to pay some of the outstanding trade creditors in the Ukraine and partly to engage contractors for the upcoming fracturing program of the Karl 101 well in the Ukraine. As security, the Corporation has provided a first priority pledge over 100% of its shareholdings in Mattson Holdings Ltd., the indirect holder of 100% of the Corporation’s interest in the Beaver River Field property.

The Povorotnoye license expired in May 2011, and in August 2011 the Corporation signed an agreement with the government of Ukraine to complete the work program agreed to in the farm-in with Honoratus. The license renewal fee has been paid and the Corporation expects to receive the new license before the end of September.

Significant Acquisitions

The Corporation did not complete any significant acquisitions or dispositions during its most recently completed financial year.

Trends

The Corporation is not aware of any trend, commitment, event or uncertainty that is reasonably expected to have a material effect on the Corporation’s business. There are, however, many uncertainties inherent in the oil exploration and production business and operations in foreign countries that could have material adverse effects on the Corporation’s business.  See the section entitled “Risk Factors” for further particulars.

Presently, the majority of the Corporation’s oil and gas operations and assets are located in foreign jurisdictions. As a result, the Corporation is subject to political, economic and other uncertainties, including but not limited to changes, sometimes frequent, in energy policies or the personnel administering them, nationalization, expropriation of property without fair compensation, cancellation or modification of contract rights, foreign exchange restrictions, currency fluctuations, royalty and tax increases, and other risks arising out of foreign governmental sovereignty over the areas in which the Corporation’s operations are conducted, as well as risks of loss due to civil strife, acts of war, guerrilla activities and insurrections. Changes in legislation may affect the Corporation’s oil and natural gas exploration and production activities. The Corporation’s international operations may also be adversely affected by laws and policies of Canada as they pertain to foreign trade, taxation and investment.

DESCRIPTION OF THE BUSINESS

General

The Corporation is a Vancouver-based oil and natural gas company whose principal business, along with its subsidiaries, is the acquisition of interests in oil and natural gas rights and the exploration for, development of, and production of crude oil, condensate and natural gas. The recoverability of amounts shown for oil and gas property costs is dependent upon the discovery of economically recoverable reserves and the ability to obtain the necessary funding to complete their exploration, development and extraction.

The Corporation’s vision and strategy is to grow through a combination of exploration, development and acquisition of productive oil and gas properties.

Whenever properties are operated by the Corporation, the Corporation markets its working interest share and if possible, that of any of its partners. In Canada, QBR, the Corporation’s joint operating partner during 2010, had production from its A2, A5, and A7 wells in the Beaver River Field, and the production was processed at the Fort Nelson Plant. The gas was sold by QBR in 2010 at a nominal premium to the quoted Station 2 Price as reported in the “Gas Daily’s Daily Price Survey”, the principal market is Western Canada.

The Corporation’s only revenue was derived from natural gas sales from Beaver River production. For the year ended December 31, 2010 gas sales totalled $683,389 (2009 - $1,230,653).

Specialized Skill and Knowledge

The Corporation owns production equipment but not the equipment required to drill and work in wells, which is contracted as needed for specific operations and work campaigns, as is normal in the industry.

The Corporation secures the services of a number of consultants routinely to conduce the activities of the Corporation, either on a full time, part time or occasional basis as is normal in the industry.

The Corporation assumed the role of marketing its share of hydrocarbons in June 2011 and retained existing marketing agreements.As production increases in Canada and in Ukraine the Corporation anticipates retaining skilled employees with specific knowledge of marketing and distribution.

Employees

As at December 31, 2010, the Corporation had a total of two full-time employees and also utilized the services of several professionals, and other individuals in a supporting role, on a part-time contract or consulting basis. The Corporation seeks to employ individuals and utilize the services of consultants who have international oil and gas experience.

MARKET OVERVIEW

The world energy market

Trends in energy supply and demand are affected by many factors that are difficult to predict, such as energy prices, economic growth, advances in technologies, changes in weather patterns, and future public policy decisions. The figure below depicts the global energy consumption mix from 1980 to present.

During this time period, the share of oil and gas has been relatively stable around 60% of worldwide energy consumption.

Source:                BP Statistical Review of World Energy, 2011

Demand for oil and gas is expected to remain at high levels and continue to increase. According to IEA (IEA, world energy outlook, 2010) world oil demand is expected to grow steadily from 87.4 million barrels per day in 2010 to approximately 99 million barrels per day in 2035 (13% growth), in the central scenario (New Policies Scenario).

World oil consumption increased by around 2.7 million barrels per day (3.1%) in 2010, after a decrease of 1.3 million barrels per day (-1.5%) in 2009. The non-OECD countries accounted for 2.2 million barrels per day of the 2010 increase, while the OECD as a whole accounted for 0.5 million barrels per day of the 2010 increase. China, where energy demand has surged over the past decade due to continued strong economic growth, experienced an oil consumption increase of 0.9 million barrels per day (10.4%) in 2010, compared with an increase of 0.3 million barrels per day (3.3%) in 2009. In the United States, oil demand has picked up in the aftermath of the recession, resulting in a 0.4 million barrels per day (2.0%) increase in oil demand in 2010 compared with a 0.7 million barrels per day (-3.7%) decrease in 2009.

According to IEA, consumption of natural gas worldwide is anticipated to increase from 3.2 trillion cubic metres in 2010 to 4.5 trillion cubic metres in 2035 (40% increase – an average rate of 1.4% per year), in the central scenario (New Policies Scenario). Thus, natural gas is the only fossil fuel for which demand is higher in 2035 than in 2008 in all scenarios, and is expected to play a central role in meeting the world’s energy needs for the next decades. Natural gas remains a more environmentally attractive energy source and burns more efficiently than coal, and it is still expected to be the fuel of choice in many regions of the world. In addition, the tragic nuclear power plant accident at Fukushima, Japan, has led to several large industrialised countries reversing or reviewing their nuclear power plants, putting further pressure on an already tight energy supply situation. It is expected that natural gas will be a major alternative energy source to replace any reduction in nuclear power.

The oil price – historical development

Historical Oil Prices

Source:           Bloomberg
Notes:             June 1988 – June 2011 daily Brent Front Month Contract prices Conversion to May 2011 prices using US CPI Consumers, seasonally adjusted

World oil prices have since 2000 been substantially higher than those of the 1990’s. Increasing reservoir complexity, temporary shortages of experienced personnel, equipment, and construction materials in the oil industry; political instability in some major producing regions; and, recent strong economic growth in major consuming nations and emerging countries combined with fear of long term supply shortage pushed the oil prices upwards.

Key drivers affecting the oil price
●           Changes in supply and demand for oil and gas
●           OPEC regulations
●           Weather conditions
●           Regulations from domestic / foreign authorities
●           The price of substitutes
●           Political conditions
●           Economic conditions
●           Production costs

The gas price – historical development

Note: cif = cost+insurance+freight (average prices)
Source: BP Statistical Review of world Energy April 2009

Since the year 2000, world gas prices have been substantially higher than those of the 1990’s, as with the oil prices. Short-term events can cause sudden changes in the price of either oil or natural gas prices, but over time the price of natural gas tends to follow the price of oil. This is caused by large energy consumers switching between oil and natural gas, depending on which is most cost efficient at the time. Hence, key factors affecting natural gas prices will to a large extent be the same factors as for the oil prices listed above.

A note on shale gas is relevant, since it has been considered a game changer, particularly in the United States. Whereas conventional gas production has seen a steady decline since the early 1970’s, unconventional gas has seen a significant surge in production volumes. Conventional gas now represents around one third of the total natural gas production1, down from more than 95% in 1970, and the decline is expected to continue. Shale gas development in the United States has gone from supplying negligible amounts of gas only 5 years ago, to currently producing around 16% of the total gas production in the

1 EIA’s Annual Energy Outlook 2011

country. Coalbed methane is also important, its output has over the last few years been quite steady at around 2 Tcf per annum representing around 10% of the total marketed production in the United States. EIA does not expect any significant ramp up from this energy source. Other unconventional energy sources in the United States, mainly tight gas, have since the late 1980’s seen a strong supply growth, now representing one third of the total natural gas production in the United States, with recent years supply averaging around 7 Tcf. Tight gas has in fact become so mainstream in the United States that EIA since 2007 has classified it as a conventional gas source.

Overview of the Canadian market and oil and gas industry events

General economy

As an affluent, high-tech industrial society in the trillion dollar class, Canada resembles the US in its market-oriented economic system, pattern of production, and affluent living standards. Since World War II, the impressive growth of the manufacturing, mining, and service sectors has transformed the nation from a largely rural economy into one primarily industrial and urban. The 1989 US-Canada Free Trade Agreement (FTA) and the 1994 North American Free Trade Agreement (NAFTA) (which includes Mexico) touched off a dramatic increase in trade and economic integration with the US. Given its great natural resources, skilled labour force, and modern capital plant, Canada enjoys solid economic prospects. Exports account for roughly a third of GDP. Canada enjoys a substantial trade surplus with its principal trading partner, the US, which absorbs more than 85% of Canadian exports2. Canada is the US’ largest foreign supplier of energy, including oil, gas, uranium, and electric power.

Political environment

The Canadian government is a constitutional monarchy that is also a parliamentary democracy and a federation with strong democratic traditions. Canada’s constitution governs the legal framework of the country and consists of written text and unwritten traditions and conventions. Canada’s four major political parties are the Conservative Party of Canada, Liberal Party of Canada, New Democratic Party (NDP) and the Bloc Québécois. The Conservative Party of Canada forms the current government. David Johnston has served as Governor General since October 1, 2010, and Stephen Harper, leader of the Conservative Party was re-elected in May 2011 and has served as Prime Minister since February 6, 2006.

History of exploration and production in the country

Canada is one of the few developed nations that is a net exporter of energy. Canada has vast deposits of natural gas on the east coast and large oil and gas resources centred in Alberta, and also present in neighbouring British Columbia and Saskatchewan. The vast Athabasca Oil Sands give Canada the world’s second largest reserves of oil behind Saudi Arabia.

The Canadian petroleum industry arose in parallel with that of the United States and each country contest the first well around 1859, but developed in quite a different way. Canada’s unique geography, geology, resources and patterns of settlement have been key factors in the history of Canada. Oil production was minimal as the automobile came along in 1898.

Although the conventional oil and gas industry in western Canada is mature, the country’s Arctic and offshore petroleum resources are mostly in early stages of exploration and development. Canada first exported natural gas to New York in 1891 and Detroit in 1897 and became a natural gas-producing giant

2 Statistics Canada, http://www40.statcan.gc.ca/l01/cst01/gblec02a-eng.htm in the late 1950s and is second, after Russia, in exports. The country also is home to the world’s largest natural gas liquids extraction facilities.

Gas was discovered in Alberta at the Bow Island 1 Well (better known as ‘Old Glory’) in 1909 and the major oilfields at Turner valley in 1914 and the Leduc field in 1947. The industry started constructing vast networks of pipelines in the 1950s, thus beginning to develop domestic and international markets in a significant way.

Despite billions of dollars of investment, bitumen – especially within the Athabasca oil sands – is still only a partially exploited resource. By 2025 this and other non-conventional oil resources – the northern and offshore frontiers and heavy crude oil resources in the West – could place Canada in the top ranks among the world’s oil producing and exporting nations. In recent years, the industry has identified significant shale gas deposits, notably in Alberta, Quebec and British Columbia. Development has begun in Alberta and exploration is underway in other areas.

Market conditions for oil and gas companies

The Canadian market is mature, transparent and highly competitive, both for operating companies and the service industry. With an established pipeline and marketing network across the country and for exports the market conditions are excellent. Fiscal conditions are relatively simple with land fees, Crown royalties on a sliding scale and corporation tax. A large number of major, intermediate and small oil and gas companies operate in Canada, in Alberta and British Columbia.

Infrastructure

Infrastructure is extensive. The Beaver River field benefits considerably from the presence of the main West coast export pipeline located on site and the Fort Nelson processing plant nearby. Both have considerably excess capacity easily sufficient for even the upside development scenarios.

Tax regime

Royalty at 15%.
Corporate income tax at 26.5%.
VAT at 12%

The province of British Columbia has an active strategy to support and encourage unconventional exploration and has programmes to reduce royalties and tax payments for shale gas production. The Corporation has yet to apply for these programmes.

Oil and gas price

Oil from Canada is traded at international prices. Gas is referenced against the Alberta Gas Reference Price with gas from Beaver River sold at the nearby ‘Station 2’.

Overview of the Ukraine market and oil and gas industry

General economy

After Russia, the Ukrainian republic was far and away the most important economic component of the former Soviet Union, producing about four times the output of the next-ranking republic. Its fertile black soil generated more than one-fourth of Soviet agricultural output, and its farms provided substantial quantities of meat, milk, grain, and vegetables to other republics. Likewise, its diversified heavy industry supplied the unique equipment (for example, large diameter pipes) and raw materials to industrial and mining sites (vertical drilling apparatus) in other regions of the former USSR.

Ukraine’s 46 million population is spread over a landmass of 0.6 million km2. According to the IMF, its nominal GDP/capita is around US$3,000 while its PPP GDP/capita is around US$7,000. The graph below shows GDP and inflation development in Ukraine since 2000 to 2009 and 2010, respectively, and IMF estimates to 2016. IMF predicts real GDP growth of 4.5% in 2011 and 4.9% in 2012, compared to 4.2% in 2010.

Shortly after independence was ratified in December 1991, the Ukrainian Government liberalized most prices and erected a legal framework for privatization, but widespread resistance to reform within the government and the legislature soon stalled reform efforts and led to some backtracking. Output by 1999 had fallen to less than 40% of the 1991 level. Loose monetary policies pushed inflation to hyperinflationary levels in late 1993. The Ukraine’s dependence on Russia for energy supplies and the lack of significant structural reform have made the Ukrainian economy vulnerable to external shocks. The Ukraine depends on imports of energy, especially natural gas, to meet its annual energy requirements. See “Russian-Ukrainian gas disputes in recent years”, below.

Significant economic reforms have accelerated during the current Yanukovych government but more is still needed, including fighting corruption, developing capital markets, and improving the legislative framework for businesses. Outside institutions – particularly the EBRD and IMF – have encouraged Ukraine to quicken the pace and scope of reforms and have tied loans to progress on these reforms.

Russian-Ukrainian gas disputes in recent years

A dispute with Russia over pricing led to a temporary gas cut-off on January 1, 2006, when Russia cut off all gas supplies passing through Ukraine. The two countries reached a preliminary agreement on January 4, 2006, and gas supply was restored3. The agreement almost doubled the gas price for Ukraine, from US$50/Mcm to US$95/Mcm4.

On January 1, 2009, Russia cut off the gas supplies again, due to a dispute over repayment of Ukrainian debt as well as the gas price. Gas supplies were restored on January 20/21, following a deal between the two countries on January 18, where Ukraine agreed to pay European prices for its natural gas with 20% discount in 2009 and full price from 20105.

On April 21, 2010, Russia agreed to a multi-year 30% price reduction to around US$234/Mcm6 (as of June 2010) in connection with its deal on renewal lease for its Black Sea Fleet harbour at Sevastopol in the Crimea7.

Political environment

The Ukraine is a republic under a semi-presidential system with separate legislative, executive, and judicial branches. The President of the Ukraine is elected by popular vote and is the head of state. The Prime Minister is appointed and dismissed by the 450-seat parliament, the Verkhovna Rada. The parliament also appoints the Cabinet of Ministers. The heads of regional and district administrations are appointed by the President, but the Prime Minister’s counter-signature is required for the appointment edicts to take force.

Laws, acts of the parliament and the Cabinet, presidential edicts, and acts of the Crimean parliament (Autonomous Republic of Crimea) may be nullified by the Constitutional Court of the Ukraine, when they are found to violate the Constitution of the Ukraine. Other normative acts are subject to judicial review. The Supreme Court of the Ukraine is the main body in the system of courts of general jurisdiction.

Local self-government is officially guaranteed. Local councils and city mayors are popularly elected and exercise control over local budgets. The Autonomous Republic of Crimea has its own formalised parliament.

The Ukraine has a large number of political parties, many of which have tiny memberships and are unknown to the general public. Small parties often join in multi-party coalitions (electoral blocks) for the purpose of participating in parliamentary elections.

A peaceful mass protest, the “Orange Revolution”, in the closing months of 2004 forced the authorities to overturn a rigged presidential election, and to allow a new internationally monitored vote that swept into power a reformist slate under President Viktor Yushchenko. Subsequent internal squabbles in the Yushcenko camp allowed his rival Viktor Yanukovych to stage a comeback in parliamentary elections and become prime minister in August of 2006. He paved the way for WTO accession in 2008.

3 BBC, January 24, 2006, http://news.bbc.co.uk/2/hi/europe/4642684.stm

4 BBC, January 4, 2006, http://news.bbc.co.uk/2/hi/europe/4579648.stm

5 Reuters, January 18, 2009, http://www.reuters.com/article/2009/01/18/us-russia-ukraine-gas- idUSTRE5062Q520090118?pageNumber=1&virtualBrandChannel=0

6 Financial Times, April 21, 2011, http://www.ft.com/intl/cms/s/0/36f41472-4d52-11df-baf3-00144feab49a.html#axzz1QahqAJtg

7 CNN, April 21, 2010, http://edition.cnn.com/2010/WORLD/europe/04/21/russia.ukraine/index.html?hpt=T2

More recently, Yanukovych was elected president in February 2010 for a 5-year term. Yanukovych is considered pragmatic on economic policy. As president he acted swiftly, balancing the act between EU and Russia, his first year in office has generally been considered successful, reducing international tensions. Expectations are that key reforms will be delivered given some time. Yanukovych changed a large part of the administration and has implemented an overhaul of the management of Naftogaz Ukraine.

History of E&P in the country

Exploitation of oil fields began in 1771 near Sloboda Rungurska and continued aggressively through the 19th century. By 1909 almost 2 million tons of oil, 5% of global production, ranked the Ukraine as the number 3 producer behind the USA and Russia.

There are three main producing regions: Baltic-Predobrogean and Carpathian basins in the west (medium heavy oil with sulphur and dry gas), the Dnieper-Donets basin in the East (light, low sulphur oil) and the Indol-Kuban and Azov-Berezan basins in the south (around Crimea, with medium low sulpur oil and gas condensates).

The main phase of development commenced in the early 1950’s and production peaked in 1970 at around 13 million tonnes and 66 billion m3 per year from 40 oil and gas fields. Production then declined steadily through to the early 1990’s and has been largely stable over the past 20 years.

Significant reserves are still thought to exist in the Ukraine, notably deep gas in the Dnieper-Donets basin and oil and gas condensate in Crimea and in adjacent offshore structures in the black sea. More recently the potential for significant shale gas reserves has spurred interest from many of the world’s largest companies.

Market conditions for oil and gas companies

The Ukraine has been through a deep recession, forced to seek emergency aid from EBRD and IMF. In June 2010, Ukraine came to terms with the IMF and EBRD to implement a liberalized gas market by 2012, among other reforms. This implements EU’s free market directives and improves the position of E&P companies through equal access for producers to all pipelines. From 2012, gas producers are supposed to be able to negotiate directly with consumers and independently set prices. Domestic household consumption is still heavily subsidized, but producers with licenses where the state holds less than 50% of the license or JAA (TSU holds 72%) are currently free to sell their gas at market prices, currently gas prices are around US$7.50/Mcf. The IMF/EBRD agreement involves a loan of US$15 billion, and its first tranche was drawn down once domestic gas prices were increased on August 1st, 2010.

Ukraine is the gas hub in Europe, and 2010 transit volume was 115 billion m3, supplying Russian gas to the EU. Ukraine also largely depends on Russian gas for its domestic supplies, in 2010 its natural gas imports from Russia was 36 billion m3, representing around 60% of its domestic consumption. The recently struck 10-year deal between Ukraine’s energy company Naftogaz and Russian gas giant Gazprom, involves gas prices being reviewed every quarter taking into account the price of crude oil and oil products. Increasing the domestic gas production has a high political priority in the Ukraine.

The main hurdle to foreign direct investment in the Ukraine oil and gas industry is the non-transparent tender process for participation in Joint Activity Agreements (JAAs) for field developments. JAAs with existing state enterprises are favoured over Production Sharing Agreements for onshore conventional developments. The recent interest in non-conventional exploration and for offshore blocks will use

PSA’s. In addition, corruption in allocating licenses often prevents foreign companies from securing and retaining rights to known fields for redevelopment or to attractive exploration areas. A number of foreign western companies have been successful in signing agreements and commencing production. Where agreements have been obtained transparently and are fully ratified by the state, there have been few problems retaining licenses and progressing work programmes.

The companies present in the Ukraine include Shell, Cardinal, JKX, Regal and Cadogan. The main competitors in licensing rounds are local industrial companies run by prominent political figures. Recent developments includes majors moving into the Ukraine, a notable example is Eni, which in April 2011 announced a farm-in with Cadogan Petroleum plc (Bloomberg code CAD:LN) and the interest in shale gas from companies such as Chevron, Exxonmobil and TNK

Infrastructure

The high level of historical activity in the oil and gas industry has created substantial infrastructure in the Ukraine. In addition, it is the main route for Russian gas supplies into Europe. Within Crimea, the Transeuro assets are located immediately adjacent to gas export lines and are within easy reach of ports with existing liquid handling and export infrastructure.

Tax regime

Transeuro is currently engaged in two JAAs with the state company Crymgeologia, covering four fields, operating through two wholly owned subsidiaries, within the Scythian holding company. The tax regime was recently changed in January 2011. Currently the company expects to pay:

●	VAT at 20% but reducing to 17% from 2014

●	Profit tax reducing over the coming years: 23% in 2011; 21% in 2012, 19% in 2013 and 16% thereafter.

In November 2010 the royalty regime was revised to include payments for ‘Production Annuity’, Exploration Duty, Subsoil royalties equivalent to:

Gas above 5000m                                                      UAH261.20/1000m3

Condensate above 5000m                                        UAH2,914.77/ton

These payments are increased by a ‘Royalty Correction Coefficient’, that varies between 1 and 2 as a simple arithmetic ratio between the realised price and a gas price of US$179.5/1,000m3 and a condensate price of US$70/bbl.

Oil and gas price

Oil is currently trading at a small differential to Black Sea prices. Gas prices paid by the industry in Ukraine are close to EU levels. JKX Oil & Gas plc (Bloomberg code JKX:LN) is the prime example of an international company with its main assets in the Ukraine and a solid track record. JKX reports realised prices in the Ukraine, the graph below shows the trend over the last 5 years.

RISK FACTORS

There are a number of risks that may have a material and adverse impact on the future operating and financial performance of the Corporation and the value of its securities. These include risks that are widespread and associated with any form of business and specific risks associated with the Corporation’s business and its involvement in the oil and gas industry generally and in the regions where the Corporation conducts operations in particular. While most risk factors are largely beyond the control of the Corporation and its directors, the Corporation will seek to mitigate the risks where possible. An investment in the Corporation’s securities is considered to be speculative due to the nature of the Corporation’s business and the present stage of its development.

Going Concern

The ability of the Corporation to continue as a going concern and ultimately to recover its investment in its oil and gas properties and to attain profitable operations is dependent on its ability to raise additional debt or equity, secure new or additional partners and farm-outs for its projects, dispose of redundant fixed assets, successfully develop its well operations in Ukraine, including the Karl-101 well, and achieve profitable production from the Beaver River property. The Board and management are attempting to address each of these issues and to limit the Corporation’s spending in order to minimize costs. However, the successful outcome of management’s activities cannot be assured because they are contingent on future matters. Should the board be unsuccessful in its efforts, then it would cast substantial doubt on the Corporation’s ability to continue as a going concern.

Additional Requirement for Capital

The Corporation will need to raise additional capital in the future to fund the work commitments on the properties. The future of the Corporation is dependent upon its ability to obtain the required funding in the form of equity, debt, joint ventures, farm-outs or a combination thereof. The Corporation has limited debt capacity and therefore its exploration activities are expected to be financed through equity or third party joint ventures. There is no assurance that additional financing will be available on terms acceptable to the Corporation. Failure to obtain additional financing on a timely basis could cause the Corporation to forfeit its interest in some or all of the properties and reduce or terminate its operations. Any additional equity financing may be dilutive to existing shareholders and debt financing, if available, may involve restrictions on financing and operating activities and the pledge of the Corporation’s assets as security. See also “Potential Dilution of Shareholders”.

Title to Properties and Contractual Rights

The Corporation undertakes regular title reviews of its property interests in accordance with industry standards, and on this basis has no reason to believe that there are any title defects. However, no formal legal title opinion has been obtained by the Corporation from local counsel in the jurisdictions where it has property interests. No guarantee can be given that title defects do not exist. If a title defect does exist it is possible that the Corporation could lose all or a portion of its interest in properties to which the title defect relates. Some of the rights to the Corporation’s properties are contractually based, as opposed to licenses, and will therefore be subject to the terms of the agreements entered into.

Exploration and Reserve Risk

The Corporation has no existing rights to produce proved reserves of any significance. Its future value is therefore dependent on the success or otherwise of the Corporation’s activities which are principally directed towards the further exploration, appraisal and development of its assets in the Ukraine and Canada. Exploration, appraisal and development of oil and gas reserves are speculative and involve a high degree of risk. There is no guarantee that exploration or appraisal of the properties in which the Corporation holds rights will lead to a commercial discovery or, if there is a commercial discovery, that the Corporation will be able to realize such reserves as intended. Few properties that are explored are ultimately developed into new reserves. If at any stage the Corporation is precluded from pursuing its exploration or development programs, or such programs are otherwise not continued, then the Corporation’s business, financial condition and/or results of operations would be adversely affected and, accordingly, the trading price of its common shares is likely to be materially adversely affected.

Permits and Licenses

Significant parts of the Corporation’s operations require licenses and permits from various governmental authorities. There can be no assurance that the Corporation will be able to obtain or retain all necessary licenses and permits that may be required to carry out exploration and development at its projects. If the present permits and licenses are terminated or withdrawn, such an event could have an adversely negative effect on the Corporation’s operations.

Beaver River Field, Canada

No reserves are assigned to the Beaver River Field as the revenue generated from production does not currently exceed operating costs and the field is not presently commercial, as defined by IFRS accounting standards. The Corporation is installing compression to the field to boost production to a level where the field is economical so that resources can be transferred to reserves category. Also, the Corporation intends to prepare a resource estimate to better describe and quantify the potential of the various gas bearing horizons and to pursue appraisal and development operations to allow the transfer of more resource categories a reserves classification. Maintaining the licenses is dependent on the presence of produceable wells and the continuation of production from the field.

Ukraine Joint Activity Agreements

During 2010 the Corporation mobilised a drilling rig to the Karlavskoye-101 well location to resume operations on the well. Drilling and testing activities were subsequently conducted in the first half of 2011. Completion of the Karl-101 drilling and testing fulfills the immediate license obligations of the Corporation with respect to its government partners who hold the license. A further two wells are required during the remaining license term, and the Corporation has until 2014 to complete all investment obligations.

The Povorotnoye license expired in May 2011, and the Corporation has signed an agreement with the government of the Ukraine to renew the license for two years in order to complete the work program agreed to in the recently farm-in with Honoratus. The license renewal fees have been paid and the Corporation expects to receive the new license before the end of September.

Armenia

The Corporation no longer holds a Production Sharing Agreement in Armenia. The drilling rig and associated equipment have been stored in Yerevan subject to a future sale or export to Ukraine to support exploration activities. The Corporation has classified the rig and associated equipment as available-for-sale.

Competition

The oil and natural gas industry is highly competitive and the Corporation competes with many companies with greater financial and technical resources than the Corporation. The Corporation’s competitors include major integrated oil and natural gas companies and numerous other independent oil and natural gas companies and individual producers and operators.

Generally, there is intense competition for the acquisition of resource properties considered to have commercial potential. The marketability and price of oil and natural gas which may be acquired or discovered by the Corporation will be affected by numerous factors beyond the control of the Corporation. The ability of the Corporation to market its oil and natural gas may be dependent upon its ability to acquire space on pipelines which deliver natural gas to commercial markets. Prices paid for and natural gas produced are subject to market fluctuations which will directly affect the profitability of producing any crude oil or natural gas reserves which may be acquired or developed by the Corporation. The market prices for natural gas are unstable and subject to fluctuation. Any material declines in these prices could result in a reduction of any future net production revenue of the Corporation. The economics of producing from wells acquired or drilled by the Corporation may change as a result of lower commodity prices, which could result in a reduction in the economically recoverable volumes of the reserves of the Corporation. The Corporation may elect not to produce from certain existing wells at lower commodity prices. All of these factors may result in material decrease in future net production revenue of the Corporation, causing a reduction in cash flow from operations which may be used to fund the Corporation’s natural gas acquisition and development activities.

The Corporation’s ability to successfully bid on and acquire additional property rights, to discover reserves, to participate in drilling opportunities and to identify and enter into commercial arrangements with customers will be dependent upon developing and maintaining close working relationships with its future industry partners and joint operators and its ability to select and evaluate suitable properties and to consummate transactions in a highly competitive environment.

Availability of Drilling Equipment and Access Restrictions

Oil and natural gas exploration and development activities are dependent on the availability of drilling and related equipment in the particular areas where such activities will be conducted. Demand for such limited equipment or access restrictions may affect the availability of such equipment to the Corporation and may delay exploration and development activities.

Operating Hazards

Exploration and development activities may be delayed or adversely affected by factors outside the control of the Corporation. These include adverse climatic and geographic conditions, labour disputes, the performance of joint venture or farm-in partners on whom the Corporation may be or may become reliant, compliance with governmental requirements, shortage or delays in installing and commissioning plant and equipment or import or customs delays. Drilling may involve unprofitable efforts, not only with respect to dry wells, but also with respect to wells, though yielding some oil or gas, are not sufficiently productive to justify commercial development or cover operating and other costs.

The operations to be conducted by the Corporation will be subject to all of the operating risks normally attendant upon drilling for and producing oil and gas, such as blowouts and pollution. The Corporation’s insurance coverage may not be sufficient to fully cover the extent of the liabilities which the Corporation may incur and certain of such risks are not insurable. Oil and gas exploration involves a high degree of risk, including premature decline of reservoirs and invasion of water into producing formations. As the Corporation currently has interests in a limited number of producing properties, such risks are concentrated in those properties. The Corporation intends to continue to explore for oil and gas through internally generated prospects, to participate with other industry partners and to enter into joint ventures, the success of which cannot be assured.

New Reserves

The Corporation’s future oil and gas reserves, production and cash flows to be derived therefrom are highly dependent on the Corporation successfully acquiring or discovering new reserves. Without the continual addition of new reserves, any existing reserves the Corporation may have at any particular time and the production therefrom will decline over time as such existing reserves are exploited. A future increase in the Corporation’s reserves will depend not only on the Corporation’s ability to develop any properties it may have from time to time, but also on its ability to select and acquire suitable producing properties or prospects. There can be no assurance that the Corporation’s future exploration and development efforts will result in the discovery and development of additional commercial accumulations of oil and gas. Current operations may not be sustainable should the Corporation not discover additional reserves.

Economic, Political and Legal Risks

Some of the Corporation’s operations are in foreign jurisdictions where there may be a number of risks over which it will have no control. These risks may include risks relating to economic, social or political instability or change, terrorism, hyperinflation, currency non-convertibility or instability and changes of laws affecting foreign ownership, government participation, taxation, working conditions, rates of exchange, exchange control, exploration licensing and petroleum export licensing and export duties as well as government control over domestic oil and gas pricing.

Some of the jurisdictions in which the Corporation operates may have less developed legal systems than jurisdictions with more established economies which may result in risks such as (i) effective legal redress in the courts of such jurisdictions, whether in respect of a breach of law, regulation, contract or in an ownership dispute, being more difficult to obtain; (ii) a higher degree of discretion on the part of governmental authorities; (iii) the lack of judicial or administrative guidance on interpreting applicable rules and regulations; (iv) inconsistencies or conflicts between and within various laws, regulations, decrees, orders and resolutions; or (v) relative inexperience of the judiciary and courts in such matters. There can be no assurance that joint ventures, licenses, license applications or other legal arrangements will not be adversely affected by the actions of government authorities or others and the effectiveness of and enforcement of such arrangements in these jurisdictions cannot be assured.

Market Risk

In the event of successful development of oil and gas reserves, the marketing of the Corporation’s prospective production of oil and gas from such reserves will be dependent on market fluctuations and the availability of processing and refining facilities and transportation infrastructure, including access to ports, shipping facilities, pipelines and pipeline capacity at economic tariff rates over which the Corporation may have limited or no control. The right to export oil and gas may depend on obtaining licenses and quotas, the granting of which may be at the discretion of the relevant regulatory authorities. There may be delays in obtaining such licenses and quotas leading to the income receivable by the Corporation being adversely affected, and it is possible that from time to time export licenses may be refused.

Reliance on Strategic Relationships

In conducting its business, the Corporation will rely on continuing existing strategic relationships and forming new ones with other entities in the oil and gas industry, such as joint venture parties, farm-in partners and management of operations, and also certain regulatory and governmental departments. While the Corporation has no reason to believe otherwise, there can be no assurance that its existing relationships will continue to be maintained or that new ones will be successfully formed and the Corporation could be materially adversely affected by changes to such relationships or difficulties in forming new ones.

Governmental Regulations

The oil and gas industry in general is subject to extensive government policies and regulations, which result in additional cost and risk for industry participants. Environmental concerns relating to the oil and gas industry’s operating practices are expected to increasingly influence government regulation and consumption patterns which favour cleaner burning fuels such as gas. The Corporation is uncertain as to the amount of operating and capital expenses that will be required to comply with enhanced environmental regulation in the future. These risks are mitigated by the Corporation, to the extent possible, by adherence to focused exploration and development strategies and the business acumen, experience and expertise of the Corporation’s management.

Commodity Price Volatility

The oil and gas industry has been subject to considerable price volatility over which companies have little control, and a material decline in prices could result in a decrease in the Corporation’s production revenue. The oil and gas industry has inherent business risks and there is no assurance that products can continue to be produced at economical rates or that produced reserves will be replaced. Fluctuations in prices and currency exchange rates, as well as changes in production volumes, are daily risks in the industry.

Environmental Regulation

As the Corporation is involved in oil and gas exploration, it is subject to extensive environmental and safety legislation and this legislation may change in a manner that may require stricter or additional standards than those now in effect, a heightened degree of responsibility for companies and their directors and employees and more stringent enforcement of existing laws and regulations. There may also be unforeseen environmental liabilities resulting from oil and gas activities which may be costly to remedy. The extent of potential liability, if any, for the costs of abatement of environmental hazards cannot be accurately determined and, consequently, no assurances can be given that the costs of implementing environmental measures or meeting any liabilities in the future will not be material to the Corporation or affect its business or operations.

Volatility of Prices of Oil and Gas

The demand for, and price of, oil and gas is highly dependent on a variety of factors, including international supply and demand, the level of consumer demand, weather conditions, the price and availability of alternative fuels, actions taken by governments and international cartels, and global economic and political developments. Geographic location and a lack of infrastructure may also result in any oil and gas produced being sold at a discount to world market prices for oil and gas. International oil prices have fluctuated widely in recent years and may continue to fluctuate significantly in the future. A material decline in the price of oil and gas may have a material adverse effect on the Corporation’s business, financial condition, ability to pay dividends and results of operations.The performance of an oil and gas exploration and production company’s share price may, but will not necessarily, exhibit a correlation with the price of oil and gas.

Dependence on Key Personnel

The Corporation has a small management team and the loss of a key individual or its inability to attract suitably qualified personnel in the future could materially and adversely affect the Corporation’s business. Difficulties may also be experienced in certain jurisdictions in employing and retaining qualified personnel who are willing to work in such jurisdictions.

Market Perception

Market perception of junior oil and gas exploration companies is volatile and changes could impact the value of investor’s holdings and the ability of the Corporation to raise funds by the issue of securities of the Corporation.

Currency Risk

Some of the Corporation's financial obligations are denominated in foreign currencies although its financial results are reported in Canadian dollars. As a result, a number of foreign currency effects may arise. The Corporation does not engage in active hedging to minimize exchange rate risk.

Potential Dilution of Shareholders

The Corporation may issue additional shares in the future. The Articles of Incorporation of the Corporation permit the Corporation to issue an unlimited number of shares without the approval of the shareholders of the Corporation. Shareholders of the Corporation may suffer from dilution in connection with future issuances of shares.

The Corporation is obligated to issue additional shares under the share option arrangement and outstanding warrants in the event option or warrant holders exercise their options. A significant number of shares may be issued to several of the Corporation’s executive officers, directors, key employees and shareholders for outstanding share options and warrants granted and that may be granted in the future.

Price Volatility of Publicly Traded Securities

In recent years, the securities markets in Canada and Norway have experienced a high level of price and volume volatility, and the market price of securities of many companies, particularly those considered to be exploration and development stage companies, have experienced wide fluctuations in price which have not necessarily been related to the operating performance, underlying asset values or prospects of such companies. There can be no assurance that continual fluctuations in price will not occur. It is likely that the quoted market price, if any, for the new shares will be subject to market trends generally, notwithstanding the financial and operational performance of the Corporation.

Arbitrage Potential in the Trading of the Corporation’s Shares

The Corporation’s shares are listed on both the TSX Venture Exchange and the Oslo Axess. It cannot be excluded that the share price for the Corporation’s shares, for various reasons, may develop differently in the two markets, which may cause arbitrage between the two markets.

Enforceability of Civil Liabilities

The Corporation is a limited liability company organised under the laws of British Columbia, Canada. The directors of the Corporation and executives and certain of the experts named herein, reside in Canada, UAE, Norway and other countries. As a result, it may not be possible for investors to affect service of process in other jurisdictions upon such persons or the Corporation or to enforce judgements on such persons or the Corporation in other jurisdictions.

Legal Claims and Capital Resources

The Corporation may from time to time be involved in legal disputes which may significantly impact its capital resources in the event of loss or settlement.

Taxation Risks

The Corporation’s and/or its subsidiaries’ activities will, to a large extent, be governed by the fiscal legislation of the jurisdictions where it is operating, as its activities, in most cases, will be deemed to form a permanent establishment according to the tax laws of those countries. Thus, the Corporation is exposed to a material risk regarding the correct application of the tax regulations as well as possible future changes in the tax legislation of those relevant countries. In addition, the Corporation is to a certain extent being exposed to different rules of customs duty.

Forward-looking Statements and Future Developments

This AIF contains forward-looking statements and information relating to the Corporation and its business and industry. All statements other than statements of historical facts included in this AIF are forward-looking statements. Words such as believe, intend, expect, anticipate, project, estimate, predict, and similar expressions are intended to identify forward-looking statements. The statements are based on the Corporation’s assumptions and beliefs in light of the information currently available.

These assumptions involve risks and uncertainties which may cause actual results, performance or achievements to be materially different from actual results or achievements expressed or implied by such forward-looking statements.

The Corporation’s business is subject to the risks set out above. These risks could cause actual results to differ materially from results projected in any forward-looking statement in this AIF.

International Financial Reporting Standards

The Canadian Institute of Chartered Accountants’ Accounting Standards Board has announced that Canadian publicly accountable enterprises will adopt IFRS as issued by the International Accounting Standards Board effective for fiscal years beginning on or after January 1, 2011 commencing the first quarter of the Corporation’s 2011 fiscal year with comparative figures. The Corporation has developed a plan for the implementation of IFRS, which considers, amongst other things:

●	Identification of differences in Canadian GAAP and IFRS accounting policies and choices and their impacts on the Corporation’s financial statements;
●	Selection of the Corporation’s continuing IFRS policies;
●	Changes in note disclosures;
●	Information technology and data system requirements
Disclosure controls and procedures, including investor relations and external communications plans related to the IFRS conversion;
●	Identification of impacts of IFRS conversion on Internal Controls over Financial Reporting;
●	Financial reporting expertise requirements, including training of personnel;
●	Impact on other business activities that may be influenced by GAAP measures, such as debt covenants.

It is not practically possible at this time to fully quantify the impact of these differences, but the Corporation plans to make changes to processes and systems in time to enable the Corporation to record transactions under IFRS and accurately report its financial position in the 2011 financial year reporting. Furthermore, the Corporation has retained the services of Meyers Norris Penny LLP to assist in the IFRS conversion process.

Defaults and insolvency of subsidiaries may present additional risks to the Corporation

In the event of insolvency, liquidation or a similar event relating to one of the Corporation’s subsidiaries, all creditors of such subsidiary would be entitled to payment in full out of the assets of such subsidiary before the Corporation, as a shareholder, would be entitled to any payments. Defaults by, or the insolvency of, certain subsidiaries of the Corporation could result in the obligation of the Corporation to make payments under financial or performance guarantees given by the Corporation as parent in respect of such subsidiaries or the occurrence of cross-defaults on certain borrowings of the Corporation or other Group companies. Additionally, the Corporation or its assets may become directly subject to a bankruptcy or similar proceeding initiated against a subsidiary. There can be no assurance that the Corporation and its assets would be protected from any actions by the creditors of any subsidiary of the Corporation, whether under bankruptcy law, by contract or otherwise.

THE COMPANY’S PROPERTIES

Business operations

The following is an overview of the fields in which the Corporation has interests. The assets are primarily in the exploration and appraisal phase and as such the proved, probable and possible reserves are minimal. No reserves are attributed to the Beaver River field as the current low production and low gas price mean the revenue does not exceed operating costs.

The aggregate of the Low, Median and High Discovered Resource volumes and the assigned Undeveloped Reserves of the Ukraine properties are shown below. Data was obtained from the annual independent third party reserves Report on Oil and Gas Information NI 51-101 as at December 31, 2010 prepared by Fekete Associates Inc, 2000, 540-5th Avenue SW, Calgary, Alberta, Canada. The full report, including preparer’s qualifications, is available under the Corporation’s SEDAR at www.sedar.com.

		Gross (100%) Discovered Resource In-Place Volumes	Gross (100%) Contingent Resources
Field	Aggregate Probability	Natural Gas (MMSCF)	Natural Gas (MMSCF)
Karlavskoye	Low	160,402
	Median	424,920
	High	854,235
	Mean	472,280
Krasnapolianskoye	Low	1,724	1,219
	Median	2,694	1,924
	High	3,794	2,763
	Mean	2,275
Povorotnoye	Low	51,145
	Median	96,597
	High	155,545
	Mean	100,723
Aggregate	Low	213,273	1,219
	Median	524,207	1,924
	High	1,013,570	2,763
	Mean	575,728

Terminology

Within this section the following terms have the meaning defined:

AOF
Absolute Openhole Flow (a reference to the maximum calculated inflow from the reservoir into the wellbore that could theoretically be achieved without any constraint of depth, tubing, surface equipment etc.

Bcf	Billion cubic feet of gas
Boepd
Barrels of oil equivalent per day (on the basis of one boe being equal to one barrel of oil or NGLs or 6,000 cubic feet of natural gas (6 mcf: 1 bbl). Barrels of oil equivalent may be misleading, particularly if used in isolation. A conversion ratio of six mcf of natural gas to one boe is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead

Bopd	Barrels of Oil per day
Mcf or mcf	Thousand cubic feet of gas
MMcf or mmcf	Million cubic feet of gas
mmcf/d	Million cubic feet of gas per day
Tcf	Trillion cubic feet of gas

British Columbia, Canada

The Beaver River Property is a natural gas field located on 35 sections (approximately 22,889 acres) of land 150 km northwest of Fort Nelson in northern British Columbia. The Conventional deeper Nahanni reservoir was discovered by Amoco Canada ("Amoco") in 1961, with commercial production starting in 1971. The Beaver River Field is tied into the West Coast Gas Transmission Pipeline and has been historically estimated to contain 1.5 Tcf to 3.0 Tcf of original gas in place in the deeper Nahanni formation with a recovery factor of approximately 10%. The Corporation is aiming to increase the recovery factor by targeting areas of bypassed gas and, if successful, it is possible that 10% or more of the gas in place could be produced, for another 180 Bcf of gas over a period of 10 to 20 years. Even then a large quantity of gas initially in place will remain to be produced in future years when gas prices are high enough to make continued operations economically viable. The Corporation has received third party indication (not resource estimates) of as much as 500 – 1,000 Bcf of gas in place per section. Assuming 10% recovery factor, then 50 – 100 Bcf of gas per section, or 1.75 – 3.5 Tcf for the field area. The general performance of shale gas wells is for the high initial decline and then a long tail of low production lasting many years or decades.

In addition the Nahanni is overlaid with a thick section of Devonian age shale that contains 3 prospective gas columns, in the Mattson, Besa River and Golata/Muskwa formations. The Corporation is producing from all 3 gross intervals and is investigating different techniques in vertical and deviated wells, targeting specific ‘brittle’ zones and different fracturing techniques to achieve commercial gas flow rates.

In May 2005, Transeuro entered into a farm in agreement with Questerre to acquire a 50% interest in the entire Bear River field and to investigate the shallower zones where gas shows and some historical production had occurred, as well as to continue investigations into the compartmentalisation of the Nahanni reservoirs. Re-entry and perforating of the shallower intervals in three old wells, A2, A6 and B2 were completed at the end of 2005 by the Corporation. In May 2011, the Corporation completed the acquisition of the remaining 50% interest in the Beaver River field. The Corporation issued 40,000,000 common shares to Questerre as consideration for the acquisition and as settlement of outstanding operating debts of approximately $5,800,000.

The operations conducted over the last few years are:

C-54-K (A-6) Well

In 2006, the first well re-entry to (A-6) flowed a small quantity of gas, upon perforating prior to a fracture stimulation to enhance production. The fracture was completed during the first quarter of 2006, but the well failed to clean up and flow. Additional frac operations are envisaged in the future.

B-19-K (B-2) Well

In the second well (B-2), a recompletion, the Mattson was found to be in communication behind casing with an uphole water disposal zone as a result of poor quality cement bonding. The re-completion operations were suspended in favour of retaining the well for a future Nahanni sidetrack. The well is currently suspended.

D-73-K (A-2) Well

The third well (A-2), a re-entry, built pressure upon perforating and fracture stimulation, was completed during the first quarter of 2006 allowing the well to flow gas at a moderate rate of 2 mmcf/d. The A-2 well was tied-in with the local gathering system during the third week of March 2006. Production from the well is being processed at the Fort Nelson Plant. The gas is being sold at a nominal premium to the quoted Station 2 price as reported in the Gas Daily’s Daily Price Survey.

A-93-K (A-7) Well

The Corporation drilled the A-7 well to target the shale and tight sand sequence in the Mattson and upper Besa River formation. Following drilling and mechanical problems the well failed to reach the main target. The well was hydraulically fractured in February 2007 in the lower Mattson section with initial flow rates of over 1.8 mmcf/d (300 boe/d) and the two nitrogen-based stimulations performed worst with no commercial flows of gas. The upper Mattson interval was hydraulically fractured in July 2007, but did not significantly increase production. The well was placed into production in September 2007 and is continuing to produce at rates around 0.5 mmcf/d.

B-36-K (B-3) Well

The well was drilled to 2,127m to target both the Mattson and upper Besa River shale formations. Four separate small hydraulic fractures were performed, two nitrogen-based fracture stimulations and two C02- based fracture stimulations. All intervals produced burnable gas but at sub commercial rates. Further stimulation operations are planned to perform larger fracture treatments to obtain commercial gas rates. The well bore was designed for a multi-lateral completion and can be re-entered and drilled to the neighbouring fault block where there was a 12 mmcf/d (2,000 boe/d) drill stem test by Amoco in the 1960s.

B-73-K (A-8) Well

The well was drilled to a total depth of 4,115m and completed as a Nahanni producer. Testing operations were performed on the uppermost of three prospective intervals in the reservoir, consisting of 20m of perforations out of the entire 230m of Nahanni reservoir, but the interval produced mostly water. The lower two intervals remain to be tested. The shallower intervals are all accessible to appraise the shale sections.

D-64-K (A-5) Well

In 2008, a work-over was performed to abandon the deeper Nahanni formation and to investigate the potential of the deepest shale section. Perforations were added in the shale and an injectivity test was performed. However the pressure gauges failed and no data was collected. A second set of perforations was added into a thin limestone section from 2,807-2,812m and then stimulated with 3m3 of acid. The well flowed sweat gas at 10mmcf/d for 3 days, with an AOF of 40mmcf/d. Production commenced at a stable rate of 5 mmcf/d but later declined as the pressure reduced and further following water breakthrough. The well is now flowed intermittently at rates around 2 mmcf/d to control water production.

The high line pressure constrained the production rate from all the wells and compression will be added to reduce the flowing pressures, to increase the production from all 3 producing wells and to investigate the support that may be provided by the surrounding shales.

The Corporation anticipates a rolling programme of work to continue the appraisal and production of all 4 target horizons, the conventional Nahanni (for bypassed gas), and the non-conventional shale gas reservoirs. The programme for winter 2012 is being prepared at the present time and may include a re- entry into wells: A-5, A-6, A-8 and B-3. Possible well entry operations have also been identified for A-2 and B-2 although these will not be performed in the near future.

The wells at Beaver River are available to be worked on throughout the year, although road access to the field is only possible from Jan-April by winter ice road, and from June to September by barge. When road access is not available all equipment and personnel must be flown in, although a large airstrip is maintained at the field site. Movement within the field is generally possible throughout the year, although the roads become difficult to transit during spring and autumn when mud impedes access.

Ukraine

Transeuro has an interest in four fields in Crimea in Ukraine through 2 JAA’s with the Ukraine State Corporation, Crymgeologia, which holds the licenses for exploration and pilot production. The JAA’s are held by the joint venture company Scythian that was established in 2008 pursuant to a joint venture with the Austrian Corporation, RAG. Scythian acts as a holding company to a number of Dutch and Ukraine subsidiary companies that hold title to the JAA’s. The JAA’s are rolling agreements, and the underlying licenses are exploration and pilot production licenses. The Karlavskoye license is valid until July 2014 and the Krasnapolianskoye license until November 2012. The Povorotnoye license expired in May 2011 and in August 2011 the Corporation signed an agreement with the government of Ukraine to renew the licence for two years in order to complete the work program agreed to in the farm-in with Honoratus. The license renewal fees have been paid and the Corporation expects to receive the new license before the end of September. Once a commercial well has been achieved the reserves report and field development plan is submitted as an application for a 20 year production license.

In 2006, the Corporation acquired a 100% interest in the Ukrainian company, Pivdenspetsbud LLC, holder of the JAA with Crymgeologia for the development of the Povorotnoye gas field and well #28 Vladislavovskoye of the Achinskoye gas and oil field as further described below.

The Corporation holds a 72% interest in the profits generated from the fields through the JAA. Income from production shall be distributed 72% to the Corporation after deduction of all royalties, operating and capital expenses and taxes. As amended by the ratification agreement, the Corporation does not have title to reserves, only profits deriving from the joint activity. Once the transaction covering the farm-in from

Honoratus has closed, the Corporation will hold a 11% interest in Povorotnoye, which may revert to a 36% interest if the second well is not drilled by Honoratus by the end of the two year renewal period.

In 2006, the Corporation acquired a 100% interest in the Ukrainian company, Pivdenspetsbud LLC, holder of the JAA with Crymgeologia for the development of the Povorotnoye gas field and well #28 Vladislavovskaya of the Achinskoye gas and oil field as further described below.

The Corporation believes that the oil and gas potential in the Crimea is substantial. The old Soviet industry discovered and appraised a large number of fields, although the productivity and flow-rates were generally poor and below the established cut-off. Many fields were therefore marked as uneconomic and were never developed. Production methods have now been developed to produce the tight reservoirs generally found in the Crimea, and the Corporation believes that substantial opportunities exist to unlock production from many of the well-defined fields. The licenses held by Crymgeologia provide for exploration and pilot production only and must be re-issued for commercial development and full production, and following this the JAA must in such case be re-negotiated.

The JAAs provide that the foreign company funds 100% of the costs for a 72% share of production in both fields (60% once investments to Povorotnoye are repaid). All costs are recovered from production.

On March 28, 2008, the Corporation entered into a joint venture with RAG to develop the Corporation's existing Ukrainian assets and received $12,922,788in contribution to costs from RAG. On October 30, 2008, the Corporation received a notice from RAG of withdrawal from the joint venture.The Corporation did not accept RAG’s withdrawal and the parties referred the case to the ICC, but settled prior to the case commencing. RAG has retained a call option on 12.5% of the shares of Scythian Energy Corp. Transeuro can extinguish the call option with payment of approximately US$13,500,000 plus interest. The assets of East Crimea Energy BV, the subsidiary of the Corporation that holds title to the Povorotnoye JAA, is not subject the RAA agreement.

The license areas in Crimea are accessible year round and are all located close to public hard topped roads on flat areas. Access roads and well-sites must be built to accommodate the rig for well operations. These can be constructed at any time of year, although quality improves if the construction is performed during dry summer or winter months.

Karlavskoye 101

The Karlavskoye license is located in the Chernomorsky district of the Tarkhankut peninsula of West Crimea on the southern flank of the Karinitsko-North-Crimean trough and covers 16,062 acres (gross and net acreage) (65 km2). The Karlavskoye field is 10 by 3km in size and is recognised as one of the largest prospect structures in Crimea with potential reservoirs at multiple depths from the Paleocene at 1,000m, down to the Lower Cretaceous Albion A-21 formation at 5,000m. The Upper Cretaceous Cenomanian represents the main reservoirs and are low porosity carbonates. The Lower Cretaceous reservoirs are clastic. 18 wells have been drilled during the 60’s, 70’s and 80’s, including 9 shallow wells into the Paleocene reservoir at around 1,000m. 9 deep wells have all produced gas and condensate to surface from many locations, suggesting over 5 prospective zones from 2,500 – 5,000m. The Corporation acquired 70km of new seismic over the field in 4 lines to add to over 40 old seismic lines acquired in the 70’s. The interpretation has identified additional exploration leads around the main field structure.

Initial drilling of the Karl-101 commenced in 2007 but was suspended in 2008. Operations resumed at the end of 2010 and drilling and testing were completed in May 2011. The well was side-tracked and drilled to 3,506m and 3 tests were performed with the following summary results:

●	Test 1: C16, C15, stabilized flow of 0.5 mmcf/d (with condensate, combined rate 108 boe/d)

●	Test 2: C14 stabilized flow rate 0.1 mmcf/d (traces of condensate, combined rate 17 boe/d)

●	Test 3+4: C12, C13 recovered drilling mud and low gas flows (6 boe/d) after 5 days flowing with some indication of black oil.

The Corporation is planning to re-enter the well in October 2011 to install completion equipment and then to perform up to 5 hydraulic fracturing operations with the objective of achieving commercial production from each of the 5 reservoir intervals. Following a successful test the Corporation intends to produce the well into the adjacent export pipeline to determine long term production performance. If successful, then a field development is envisaged including around 10 vertical wells to produce for 5-8 years and sidetrack drilling of infill wells to produce for a further 5 years. The second well, Karl-102 is planned to drill down to 5,000m to appraise the deeper lower Cretaceous reservoirs in A-18 and A-21.

Krasnapolianskoye 5 and Krasnapolianskoye 11

The Krasnapolianskoye license is located in the Chernomorsky district of the Tarkhankut peninsula of West Crimea on the southern flank of the Karinitsko-North-Crimean trough and covers 2,965 acres (gross and net) (12 km2), and is 5 x 1.5km in size with the gas bearing reservoir at a depth of 1,000m in the upper Paleocene formation, a low porosity fractured carbonate. The wells are low pressure producers that have tested low rates of gas production. There are currently no plans to produce the wells and they have been suspended. The development plan for Kras is to produce the wells into a compression plant to deliver Compressed Natural Gas (CNG) to the local market for use in cars, trucks, busses etc.

Povorotnoye

The Povorotnoye license in Eastern Crimea, covers 26,000 acres (gross and net acres) (105 km2). The Povorotnoye field is 8.5 by 2.5 km in size with the gas bearing horizons believed to be located at a depth of approximately 3,800 metres. The field is delineated by 2D seismic and by seven appraisal wells drilled in the late 1980’s that confirmed gas in the Maykop M3 and M4 reservoir intervals. Two wells produced commercial gas rates to surface, however all the wells were abandoned and the field was not put in to production. Drill planning was completed by the Corporation and operations to prepare the drilling unit commenced in 2008, but were suspended when RAG withdrew from the joint venture. The deep well is planned to test the Maykop III and IV intervals previously appraised in the 1970s and 1980s.

The Corporation completed a shallow commitment well (Vlad 28) on the Vladislavovoskoye field as required by the terms of the purchase of Pivdenspetspud. The well has produced at 10-15 boe/d but has been shut in while the Povorotnoye license renewal was ongoing.

The Corporation has recently arranged for a farm-in to the Povorotnoye field and now expects to spud a well, Pov-104 before the end of 2011, subject to receiving a renewal of the license with Crymgeologia, expected in September. The farm-in involves the transfer of an 85% interest in the holding company ‘East Crimea BV’, in return for a commitment to drill one well to 4000m, starting before the end of 2011 and if a commercial test rate is achieved, to put the well into production. Then to drill a second well, Pov- 105 before the end of the renewed license period otherwise the interest in East Crimea BV will revert to 50/50%.

The Pov-104 well is targeting the Maykop III and the Maykop IV reservoirs which are anticipated at a depth of 3,900m. Two adjacent old wells #1 and #2 drilled on the Povorotnoye field reported gas test rates of 5 mmcf/d and 17 mmcf/d, respectively. These wells are located some 500m on either side of the planned Pov-104 well location. The field is located within 3km of the main gas line in Eastern Crimea which was completed in early 2002. Licensing of the land to build a gas processing plant is underway. Following a successful test the Corporation intends to produce the well into the adjacent export pipeline to determine long term production performance. If successful, then a field development is envisaged including approximately 6 vertical wells to produce for 5-8 years.

Vladislavovskoye

The Vlad 28 well has been shut in throughout 2008 while the license has been renewed and new paperwork issued by the government. Production is expected to resume during 2011 and a work-over is planned in order to commence production from one additional zone.

Main legal, economic and environmental conditions for exploring and developing licenses

Transeuro does not hold any material research or development patents. See below for a detailed description of the Corporation’s material oil and gas licenses. Transeuro relies on these oil and gas licenses in order to conduct its exploration and development programs. The Corporation is not dependent on any other industrial, commercial or financial contracts or new manufacturing processes.

The following lists provide an overview of the Corporation's licenses and some key information about such licenses, such as inter alia their duration:

Canada

Project	Licence	Owner ship	Size (ha)	Date granted/ renewed	Validity Period	Minerals
Beaver River	Crowne P&NG Lease No. 15661	100%	4,372	1 June 89	10 years, Extension 58A	Natural Gas
	Crown P&NG Lease No. 61345	100%	1,038	14 August 2008	10 years	Natural Gas
	Crown P&NG Lease No. 61346	100%	1,558	14 August 2008	10 years	Natural Gas
	Crown P&NG Lease No. 61348	100%	1,874	14 August 2008	10 years	Natural Gas
	Crown P&NG Lease No. 61347	100%	2,075	14 August 2008	10 years	Natural Gas
	Crown P&NG Lease No. 61350	100%	1,037	14 August 2008	10 years	Natural Gas
	Crown P&NG Lease No. 61349	100%	1,681	14 August 2008	10 years	Natural Gas

Ukraine

Project	Licence	Ownership	Size (ha)	Date granted/ renewed	Validity Period	Minerals
Ukraine Karlavskoye	2498	Crymgeologia 100% TSU holds JAA for 72% of profits	6,500	14 July 2009	5 years	Natural Gas and Condensate
Ukraine Povorotnoye	1946	Crymgeologia 100% TSU holds JAA for 72% of profits	10,400	14 May 2008(1)	3 years(1)	Natural Gas and Condensate
Ukraine Krasnapolian skoye	2138	Crymgeologia 100% TSU holds JAA for 72% of profits	1,200	21 Nov 2007	5 years	Natural Gas and Condensate

Note:

(1)	The Corporation has signed an HoA for the farm in by Honoratus to 85% of the Corporation’s interest in the Povorotnoye gas field.

Beaver River

Legal conditions

Petroleum and Natural Gas Rights:

The Corporation’s principal property in Canada is at Beaver River located in the Province of British Columbia. Petroleum and natural gas rights in British Columbia can be obtained by leasing freehold lands, applying for exploration permits in frontier areas but most commonly by placing a competitive bid at crown dispositions held monthly for the crown’s petroleum and natural gas leases and drilling licenses that are on offer. At Beaver River, the Corporation’s petroleum and natural gas rights are all crown leases. In this area of British Columbia, crown PNG leases are valid for 10 years and may be renewed for a further 3 years with a supplemental rental payment. After the lease term expiry all portions of PNG leases that have been demonstrated as capable of production can be then held indefinitely (the term used in British Columbia is that the lease is ‘continued’ as productive), by application made to and approved by the government regulator, and as long as the leases can be demonstrated still capable of production. At lease expiry, those portions of PNG leases that either the Corporation no longer wants to pay rentals on, or that the crown considers unproductive then revert back to the crown and may later be disposed of again at monthly crown land sales. The productive capability of a lease can sometimes be understood as and applied for as zone specific. In some circumstances, zone specific continuation has historically created split PNG rights on some leases. PNG Leases in British Columbia require an annual rental payment to the crown of $7.50/hectare.

At Beaver River, the central productive lease in the property which comprises 4,372 hectares has been continued as proven productive and includes rights to the Nahanni, Mattson and shallower Besa River shales. The company holds 6 further PNG leases at Beaver River comprising an additional 9,263 hectares, being a combination of split rights and full rights PNG leases to encompass all the remaining PNG rights over a total geographic area of 9,263 hectares. These six leases have an expiry listed as April 14, 2018 but can be extended for a further three years by payment of an extra supplemental rental amount. After April 2021, the Corporation will have to demonstrate the leases as being capable of production if they are to be continued indefinitely by the crown. The only obligation required to keep the Corporation’s leases in good standing until 2021 is an annual rental payment of $7.50/hectare (and higher rentals in the final 3 years). The central productive lease comprising 47% of the geographical area of the leases at Beaver River has been continued as productive by the crown.

Aboriginal Claims:

In certain areas of Canada, aboriginal peoples have made land claims against the Federal and Provincial Governments, whereby the Canadian aboriginal peoples have laid claim to all or portions of subsurface minerals, petroleum and natural gas rights. Active claims exist in British Columbia. At Beaver River, leases held by the company were disposed of by the crown after a lengthy analysis of all environmental and land claims issues that may apply, restrict or possibly prevent oil and gas activity on the leases. Generally, the British Columbia crown will not dispose of crown leases if objections or claims are made by any interested parties during an initial posting-request period, made public before the sale, and where the crown considers the objections to have merit or require further analysis and consideration. Nonetheless, all crown leases held by the Corporation have caveats on title by the crown advising the lease holder that the oil and gas activities on the leases are potentially subject to discussions with the areas aboriginal peoples including: the Fort Nelson First Nation aboriginal people, the Lower Post First Nation aboriginal people, and the Kaska-Dena First Nation and Council. To date, operational activities at Beaver River have not been impeded or delayed by any aboriginal groups so far, and the Corporation has no current reason to expect any problems.

Environmental Conditions

The Province of British Columbia has strict rules regarding environmental protection. All oil and gas activity in British Columbia requires a permit and government authorization before it can commence. Essentially no oil and gas activity is permitted in British Columbia’s parks and environmentally protected areas. A key component of the government’s authorization for planned oil and gas activity is that government be satisfied that the Corporation will not damage (and will protect) environmentally sensitive areas and watercourses, and that the Corporation will have a plan in place to eventually remedy and recover all disturbances to the land and environment that might occur. To better facilitate industry activity, the government has streamlined most of these environmental approval processes associated with oil and gas activity through a single agency, the Oil and Gas Commission (OGC). Beaver River is largely a pristine wilderness area in northern British Columbia but it has not been designated a particularly or unusually environmentally sensitive area compared to other parts of northern British Columbia. Because the Corporation has previously participated closely with the former operator at Beaver River, the Corporation believes it can successfully manage its oil and gas activities, adhering to all environmental regulations and with the protection of the environment at Beaver River foremost in mind.

Economic Conditions

The Corporation’s property at Beaver River is located in a remote northerly part of British Columbia. Access to the Beaver River Field requires crossing the Liard River, a major watercourse in northern British Columbia. There are no permanent bridges across the Liard River and access to Beaver River is seasonal, occurring by barge down the Ft. Liard River in summer months and by temporary ice bridge where constructed in winter months. Twice a year, in autumn when ice is forming on the Liard River and when ice is melting in spring, Beaver River is accessible only by aircraft. The remoteness of the area leads to oilfield services having to be drawn from long distances and means costs will normally be more than average for typical oilfield activity. To some extent more local equipment and services are expected to be available, owing to the nearly adjacent Horn River Shale Gas Developments in northern British Columbia. Both the remoteness of the area and the seasonal access require the extensive pre-planning of all oilfield activities. Incomplete or late-changed plans or delays in obtaining oilfield services can cause unexpected and excessive project costs to exceed planned and budgeted amounts. Because the Corporation has previously participated closely with the former operator at Beaver River and has developed an understanding of the operation issues and complexities, the Corporation feels that it can mitigate risks and manage most oilfield services effectively. It should be expected that seasonal interruptions could periodically delay or defer planned oilfield activity (for example where an early warm spring or a warm late autumn might shorten a planned activity season). The Spectra pipeline located on the lease and the existing gathering system that runs across the entire area significantly reduces the costs to tie in wells.

The break even price at low production (less than 5 mmcf/d) is approximately $5/mcf. As total daily production increases above this level the break even price will reduce towards $4/mcf. Continued development of the field is currently discouraged by the low market price for gas. Investment in the asset is dependent on the price recovering above $4/mcf and the Corporation securing additional capital for a work programme this winter and thereafter.

Royalties, Fees and Taxes

Royalties:

The general royalty structure for oil and gas for the province of British Columbia crown lands is based on a sliding scale formula calculated from the production rate of hydrocarbons at the wellhead and based on a reference price for gas and oil. The Corporation’s property in Beaver River is leased from the British Columbia Crown and subject to such crown royalty payments. Specific details of the British Columbia royaltyregimeareavailableforpublicviewingontheGovernment’sownwebsiteat: http://www.empr.gov.bc.ca/OG/oilandgas/royalties/Pages/default.aspx.

The Beaver River Property produces principally dry gas. The actual crown royalty payable will vary as to price received for gas sales, the government reference gas price, and actual wellhead production rate. Beaver River wells have recently paid approximately a 15% royalty to the crown. Royalties should generally be expected to increase if higher gas prices are realized or the wellhead production rates are improved. In British Columbia, the highest royalty payable on gas is presently 27%.

Royalties can be changed by an act of the British Columbia Provincial Parliament, but changes to the royalty regime would then apply to all operators in the province equally. In certain situations the corporation can benefit from royalty reductions given expensive, remote and deep drilling that may be required in an area – such as in certain parts of Beaver River. The British Columbia Government offers incentives by way of reduced royalties for expensive and deep wells or for wells where production rates are low. The government has specific incentive programs from which the corporation may benefit from for 1- drilling during the summer season (April to November inclusive) 2- Deep drilling to depths greater than 2,500m (or 2,300m for horizontal wells), 3- A deep re-entry well program, 4- Marginal Well Royalty Program and 5- the Ultra Marginal Royalty Program for low rate production wells, and 6- An Infrastructure Royalty Credit program for building new all-season access roads to undeveloped areas and new pipelines in the province.

The Corporation believes that the new and yet to be produced A8 well may qualify for the deep well royalty reduction program. The A5 well at Beaver River has previously benefitted from the deep re-entry royalty credit available from the British Columbia Government.

Fees:

Rental fees are payable annually on crown petroleum and natural gas leases in British Columbia at a rate of $7.50/hectare. In some cases the leases awarded and held under production may be split as to different productive versus exploratory (or otherwise unproven) zones. The Corporation owns both full and split petroleum natural gas leases at Beaver River in British Columbia totalling 13,635 hectares (20,324 acres). Accordingly, the annual rental fees to keep the existing petroleum and natural gas leases intact totals $102,262.50.  Other application fees are associated with seismic acquisition and drilling approvals/permits. These fees are comparatively minor in comparison to lease rentals.

Taxes:

The Corporation is liable and responsible for paying taxes on its net income both to the Province of British Columbia and the Federal Government of Canada. Canadian tax law enables the calculation of resource tax pools whereby oil and gas expenditures are deducted from corporate net income on the basis of separate categories: exploration expenses and dry holes (CEE expenses - 100% deduction), development (CDE) expenses (30% of a declining balance deduction), oil and gas property expense (COGPE expense at 10% of a declining balance) and plant, property and equipment (25% capital cost deduction). The Corporation holds significant resource tax pools accumulated both since and (more significantly) inherited before the Corporation’s immediate current history. Accordingly, the Corporation believes it will be not taxable either at the federal or provincial levels for the near-term foreseeable future.

Ukraine

Legal and environmental conditions

The licenses are issued for use of the subsoil within the specified area and are issued for a 5 year exploration and pilot production. The minimum work scope for a 5 year term is outlined in the Work program attached to the license and license agreement which is obligatory for fulfilment in order to meet the license commitments and secure either the right for extension of the exploration license for the new term or the right to apply for a production license for 20 years following the expiration of the exploration and pilot production license. The license can be revoked/terminated if the license holder does not commence financing or operations within 180 days from the date of license issue or in the event the agreed Work program is not being fulfilled within the specific year even if within the 180 days after the date of granting the license some financing has been provided. Based on the Licence commitment work scope, the license holder/operator puts together the Work program to be agreed for each year within the period which should either match or exceed the License commitment work program.

Once the production results from well/wells within the license area are achieved, an operative reserves report is prepared by the license holder entity required for the preparation of the Pilot production development project documentation. In Ukraine the specialized entity handling the preparation of PPD projects is Lviv Department of Ukrainian Geological exploration institute. The PPD also contains the information on the existing infrastructure in the vicinity to the area of operation or necessity to build such in order to make production/sales possible. By in large, the PPD project is equivalent to an Economic Feasibility Report for putting the license area in production. The PPD project contains recommendation ondurationofpilotproductiondevelopmentofthelicenseareabasedonthe technical/geological/geophysical data provided by the license holder/operator. Once the production within the specified term under the pilot production development project is finished, a final reserves report is filed to apply for a 20 year production license.

Transeuro does not hold the licenses directly as these are held by a state subsidiary, Crymgeologia, with whom Transeuro holds a Joint Activity Agreement (“JAA”) to provide the investment and technology. Under the new licensing regulation, the state subsidiaries have a privilege in acquiring the license for the use of subsoil as they are granted such beyond the license sales auctions. Income from production shall be distributed 72% to the Corporation after deduction of all royalties, operating and capital expenses and taxes. As amended by the ratification agreement, the Corporation does not have title to reserves, only profits deriving from the joint activity.

The license for the use of subsoil does not provide for the free right to use surface area within the limits of the license area. Pursuant to the Land Code of Ukraine, the license holder must get approvals for the use of surface land with the land owners which could be either State (represented by the relevant State

Regional Administration within the area of operation) or private land owners. Again the state owned licence holder entities have a privilege in getting the land use approvals as well as acquiring other approvals/permits for the omission of pollutants, disposal of drill mud/chemical residuals etc. Transeuro does not bear directly any responsibility for the environmental issues for as long as Transeuro does not have direct title to the licenses. The license special conditions clause on the back page of the License document contains the requirement to ‘Observe the requirements of the Republican committee of A.R. of Crimea on protection of environment’. Such requirements by the Republican committee of A.R. of Crimea on protection of environment are indicated in the Environmental (Ecological) Card and usually comprise the following:

1.	The field is not located within the nature conservation area;

2.	The field is not located within the water conservation area;

3.	Overburden rocks are not present on the field;

4.	No associated minerals are to be produced from the field during PPD;

5.	Data on the field discovery dates, geological location, types of rocks;

6.	No environmentally unfriendly components are produced on the field;

7.	As per the radiation-hygienic classification, raw mineral to be produced from the field falls under Class 1;

8.	Land reclamation to be performed after completion of the geological-exploration operations; and

9.	The technical project to envisage the practices aimed at protection of environment and subsurface water.

The Ukraine licenses have work commitment obligations during the overall license period, and also annual work commitments that are agreed with the Joint Activity Partner, however these annual commitments are not considered as obligatory as the overall license commitment and have been renegotiated on a regular basis in the past. The following table summarizes the Corporation’s investment commitments in order to keep the Ukraine licenses in good standing (in thousands):

Field	2011	2012	2013	2014
Karlavskoye	$ 10,155	$ 7,749	$ 292	$ 237
Krasnapolianskoye	$ 2,033	$ 61	$ -	$ -
Povorotnoye	$ 4,392	$ -	$ -	$ -

Royalties, Fees and Taxes

As amended by the ratification agreement, the Corporation does not have title to reserves, only profits deriving from the joint activity. In addition, the Corporation will pay royalties on production from the licenses that are revised on an annual basis, but are currently as follows:

Oil < 5,000 m	UAH2,194.77/ton

Oil > 5,000 m	UAH844.77/ton

Condensate < 5,000 m	UAH2,194.77/ton

Condensate > 5,000 m	UAH844.77/ton

Gas < 5,000 m	UAH261.2/1,000 m3

Gas > 5,000 m	UAH142.7/1,000 m3

In January 2011 the government introduced a correction factor to increase the royalties by a factor between 1-2, referenced to an oil price of approximately US$70/bbl and a gas price of approximately US$5/mcf.

VAT is currently 20%, declining to 17% by 2013. Profit tax is currently 25% declining to 16% by 2014. The gas price in Ukraine is not currently a market driven price, but is fixed by the government in relation to the import price.  However, However once the New Ukraine Gas Law is fully implemented producers will be able to negotiate directly with consumers and to set price independent of the import price.  The break even price for the Karlavskoye field will depend strongly on the flow rate achieved from production wells and is not known at this time, although is expected to be in the range of $4-5/mcf.

Activity on Karlavskoye and Povorotnoye has been constrained by a lack of capital over the past 4 years. The fields are unlikely to be cash positive until additional wells are brought into production and additional capital will need to be provided by the Corporation to achieve this situation.

STATEMENT OF RESERVES DATA AND OTHER OIL AND GAS INFORMATION

No reserves report for the year ended December 31, 2010 has been filed for the Beaver River Field as the revenue generated from production does not currently exceed operating costs and the field is not presently commercial, as defined by IFRS account standards. Furthermore, management is of the opinion that reserves in the Beaver River Field have not materially changed in 2010 and thus an updated report has not been required.

The Corporation has arranged for the preparation of the Ukraine Fekete Report with respect to the Corporation’s interest in its Ukraine properties. The Ukraine Fekete Report is entitled “Transeuro Energy Corp. – Ukraine Operations - Report on Oil and Gas Information – NI 51-101 - December 31, 2010”, is incorporated by reference herein, and is available for review under the Corporation’s profile on SEDAR at www.sedar.com.

The Corporation confirms that no material changes have occurred since the competent person’s reports were prepared.

CONSOLIDATED FINANCIAL INFORMATION

The Corporation’s Consolidated Financial Statements for the year ended December 31, 2010 are incorporated herein by reference.  These Consolidated Financial Statements have been filed with regulatory authorities through SEDAR and are available for review on the SEDAR website at www.sedar.com.

MANAGEMENT’S DISCUSSION AND ANALYSIS

The Corporation’s Management’s Discussion and Analysis for the year ended December 31, 2010 is incorporated herein by reference.The Management’s Discussion and Analysis has been filed with regulatory authorities through SEDAR and is available for review on the SEDAR website at www.sedar.com.

DIVIDEND POLICY

The Corporation has no fixed dividend policy, and the Corporation has not declared dividends during the last three completed financial years. The payment of dividends in the future will depend, among other things, upon the Corporation’s earnings, capital requirements and operating and financial condition. Generally, dividends can only be paid if the Corporation has retained earnings. There can be no assurance that the Corporation will generate sufficient earnings to allow it to pay dividends.

DESCRIPTION OF CAPITAL STRUCTURE

General Description of Capital Structure

On December 31, 2010, the Corporation’s issued and authorized share capital consisted of an unlimited number of common shares without par value, of which 386,417,650 common shares were issued and outstanding.

Each common share entitles the holder to receive notice of and to vote at any meeting of the shareholders of the Corporation and shall have one vote at such meeting for each common share held, to receive, as and when declared by the Board of Directors, dividends in such amounts as shall be determined by the Board of Directors; and to receive the remaining property of the Corporation in the event of liquidation, dissolution or winding-up of the Corporation. Common shares do not carry pre-emptive rights or rights of conversion into any other securities.

MARKET FOR SECURITIES

Trading Price and Volume

The Corporation’s common shares traded on the TSX Venture Exchange during the year ended December 31, 2010. The table shown below presents the high and low sale prices for the common shares and average trading volume, on a monthly basis, on the TSX Venture Exchange for 2010.

Month	High $	Low $	Average Monthly Volume on the TSXV
January	0.11	0.05	85,200
February	0.08	0.06	52,700
March	0.08	0.04	78,000
April	0.08	0.06	101,200
May	0.06	0.04	249,600
June	0.04	0.03	190,700
July	0.03	0.02	99,300
August	0.04	0.03	25,900
September	0.06	0.03	380,000
October	0.08	0.04	271,600
November	0.08	0.06	252,100
December	0.13	0.06	848,000

ESCROWED  SECURITIES AND SECURITIES SUBJECT TO CONTRACTUAL RESTRICTION ON TRANSFER

As required by the Exchange in connection with the reverse takeover of Mattson, certain of the Corporation’s shareholders have entered into a Securities Escrow Agreement dated November 7, 2005 (the “Escrow Agreement”) with the Corporation and Pacific Corporate Trust Corporation (“PCTC”), now Computershare Trust Company of Canada, pursuant to which a total of 46,167,384 common shares have been deposited into escrow with PCTC. Pursuant to the terms of this Escrow Agreement, 5% of the shares were released six months after November 7, 2005 (the “Issue Date”) and 5% are to be released from escrow on those dates which are 12, 18 and 24 months from the Issue Date. The remainder of these shares will be released from escrow on the basis of 10% on the date that is 30, 36, 42, 48, 54, 60, 66 and 72 months from the Issue Date.

Please see the table below in connection with the escrow shares held in escrow as at December 31, 2010.

Designation of Class	Number of Securities held in Escrow or that are Subject to a Contractual Restriction on Transfer	Percentage of Class
Common	4,616,741	1.2%

DIRECTORS AND OFFICERS

Name, Municipality of Residence, Occupation and Security Holdings

The Corporation’s board of directors is currently fixed at five directors, of which three directors are currently appointed. Each director holds office until the next annual meeting of shareholders or until his successor is duly elected or appointed. Executive officers of the Corporation are appointed by the board of directors.

The following table states the names of the directors and executive officers of the Corporation, their province and country of residence, all positions and offices held with the Corporation, their principal occupation or employment during the five preceding years, and the dates upon which they were most recently and initially elected or appointed directors or officers of the Corporation, if applicable.

Name, Province and Country of Residence and Positions with the Corporation	Principal Occupation for Last Five Years	Director or Officer Since
Aage Thoen Oslo, Norway Director	Chairman and owner of Aage Thoen Ltd. AS, a Norwegian based ship-owning investment and marine service company.	Director since April 11, 2007
A. Pedro Paulo Portugal Director	Retired. President of Chevron Overseas Petroleum Brasil Ltda. from May 1997 to 2005.	Director since July 21, 2008
David Parry 1 Vancouver, B.C. Former Director and Former Vice-President, Business Development	Self-employed consultant to public companies in the natural resource sector; Director of Abenteuer Resources Corp. since August 2008.	Director from September 24, 2004 to June 4, 2011; Officer from December 19, 2005 to June 4, 2011
David Worrall 2 Dubai, United Arab Emirates President, Chief Executive Officer	Chemical Engineer; Chief Operating Officer of the Corporation from 2005 to present; Senior Reservoir Engineer of MDE from 2002 to 2005.	Officer since 2005; Director since June 6, 2011
Derek Page Vancouver, B.C. Chief Financial Officer	CFO, Americas, Emap UK Ltd (NY) from 2008 to 2009; VP Finance, LTB Media (NY) from 2007 to 2008; Controller, BearingPoint (Toronto and NY) from 2000 to 2007	Officer since February 1, 2011
Bruce Colwill 3 Vancouver, B.C. Former Chief Financial Officer	Financial consultant to the Biotechnology Industry from November 2009 to May 2010; CFO of Neuromed Pharmaceuticals from March 2001 to November 2009	Officer from May 1, 2010 to February 1, 2011

1 David Parry resigned as a director of the Corporation on June 4, 2011.
2  David Worrall was appoited as a director on June 6, 2011
3  Bruce Colwill resigned as chief financial officer of the Corporation on February 1, 2011

As at December 31, 2010, the directors and executive officers of the Corporation, as a group, beneficially owned, or controlled or directed, directly or indirectly, 10,546,006 common shares of the Corporation, being approximately 3% of the then outstanding common shares of the Corporation.

Management

David Worrall, age 42, is the President and Chief Executive Officer of the Corporation. Mr. Worrall has over 15 years of Petroleum Engineering experience having graduated from Nottingham University, England, with a first class Masters in Chemical Engineering. He joined Mobil UK as a Petroleum Engineer in 1991 and in 1996 moved to the Middle East to Bunduq Oil Company in Abu Dhabi. In 1998 he became a reservoir and production consultant working for various independent operators across the region before becoming the Senior Reservoir engineer at MDE in Dubai in 2002. He joined Transeuro from HAES in 2006 as COO, and was appointed CEO in 2009.  Mr. Worrall is a British citizen with residence in Dubai, UAE.

David Parry, age 46, was the Vice-President of Business Development and a Director of the Corporation until June 4, 2011.  Mr. Parry was instrumental in the initial acquisition and financing of the Corporation’s projects in the Ukraine, Papua New Guinea and Armenia. He was appointed a Director in 2004. Over the past 15 years Mr. Parry has been working with public companies and private companies mainly in the natural resource sector.He has an extensive network of contacts and relationships throughout Europe, the Former Soviet Union (FSU), Asia and Africa and significant experience in mergers and acquisitions. David Parry subsequently resigned on June 4, 2011.

Derek Page, age 46, has extensive executive experience in both Toronto and New York City, and over 10 years of international experience in project management. He has carried and managed to completion a portfolio of projects valued upwards of $150,000,000. He has demonstrated strengths in change management, business process re-engineering, financial system migration, and risk mitigation for private and publicly traded companies.

Committees of the Board of Directors

As at December 31, 2010, the composition of the committees of the Board of Directors of the Corporation were as follows:

Audit Committee

●	Aage Thoen
●	Pedro Paulo
●	David Parry (resigned as of June 4, 2011, and replaced by David Worrall on June 6, 2011)

Compensation Committee

●	Aage Thoen
●	Pedro Paulo

Corporate Governance and Environmental Committee

●	Aage Thoen
●	Pedro Paulo

Cease Trade Orders, Bankruptcies, Penalties or Sanctions

Except as disclosed below, or as otherwise set out in this AIF, no director or executive officer of the Corporation is, as at the date of this AIF, or was, within ten years before the date of this AIF, a director, chief executive officer or chief financial officer of any company (including the Corporation), that (a) was subject to a cease trade or similar order or an order that denied the relevant company access to any exemption under the securities legislation, for a period of more than 30 consecutive days, or (b) was subject to an order that was issued after the director or executive officer ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer.

On May 5, 2009, the Corporation was issued a Cease Trade Order by the British Columbia Securities Commission for failing to file its required public filings. The Corporation was required to file the following items by April 30, 2009: (1) annual financial statements; (2) annual management’s discussion and analysis; and (3) certification of annual filings required by National Instrument 52-109 Certification of Disclosure in Issuers’ Annual and Interim Filings (NI 52-109). The Corporation filed the required documents on June 4, 2009, the cease trade order was rescinded and the Corporation’s common shares were reinstated for trading on the TSX Venture Exchange.

No director or executive officer of the Corporation, or a shareholder holding a sufficient number of securities of the Corporation to affect materially the control of the Corporation (a) is, as at the date of the AIF, or has been within the 10 years before the date of this AIF, a director or executive officer of any company (including the Corporation) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets, or (b) has, within the 10 years before the date of this AIF, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director, executive officer or shareholder.

No director, or executive officer of the Corporation, or a shareholder holding a sufficient number of securities of the Corporation to affect materially the control of the Corporation, has been subject to (a) any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or (b) any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

Conflicts of Interest

Conflicts of interest may arise as a result of the directors and officers of the Corporation also holding positions as directors and/or officers of other companies. Some of the directors and officers have been and will continue to be engaged in the identification and evaluation of assets and businesses, with a view to potential acquisition of interests in businesses and companies on their own behalf and on behalf of other companies, and situations may arise where the directors and officers will be in direct competition with the Corporation.No director or officer has entered into non-competition or non-disclosure agreements with the Corporation. Conflicts, if any, in respect of the Corporation will be subject to the procedures and remedies under the Business Corporations Act (British Columbia) and any conflicts, if any, in respect of any of the Corporation’s subsidiaries will be subject to the procedures and remedies under each respective subsidiary’s governing jurisdiction.

PROMOTER

There are no individuals or companies that have, within the two most recently completed years, acted as a promoter of the Corporation or its subsidiaries.

LEGAL PROCEEDINGS AND REGULATORY ACTIONS

Legal Proceedings

On July 11, 2005, Kyiv Energy Corporation (“Kyiv”) launched a lawsuit against the Corporation in the Supreme Court of British Columbia (No. S053804) and on January 9, 2006 a Statement of Claim was

filed by Kyiv in the Court of Queen’s Bench of Alberta Judicial District of Calgary (No. 0501-08900) relating to a memorandum of understanding entered into by the Corporation and Kyiv under which Kyiv was granted an option to acquire an interest in the Corporation’s Kerch properties. The Corporation’s Kerch properties consisted of six oil and gas licenses located in both western and eastern Crimea, Ukraine. Kyiv claimed a judgment in the amount of $3,075,000 plus interest and punitive damages in the amount of $200,000 and costs. Management of the Corporation did not believe the claim had merit and the Corporation filed its Statement of Defence on February 28, 2008. On November 10, 2010, the Corporation settled the lawsuit with Kyiv for US$75,000 (paid) and obtained a full and final release of liability. On November 10, 2010, Kyiv also filed a discontinuation of action in this matter.

The Corporation and its subsidiaries will from time to time be involved in disputes in the ordinary course of its business activities.Other than the above, the Corporation has not been involved in any governmental, legal or arbitration proceedings during the last completed financial year and is not aware of any on-going or threatened governmental, legal or arbitration proceedings that may be expected to have a material negative impact on the Corporation or its subsidiaries.

Other than the above, the Corporation or its subsidiaries is not a party, nor are any of the Corporation’s properties subject to any pending legal proceedings the outcome of which would have a material adverse effect on the Corporation. Other than the above, management has no knowledge of any material legal proceedings in which the Corporation may be a party which are contemplated by governmental authorities or otherwise.

Regulatory Actions

The Trading Review and Analysis Division of Market Regulation Services Inc. commenced a review of the Corporation on August 12, 2005, prompted by a press release, in which the Corporation announced the entering into of the IPM Agreement with High Arctic. The Alberta Securities Commission advised the Corporation on April 5, 2006 that it was conducting a review of transactions involving shares of the Corporation and requested various types of information. The Corporation has responded to the requests, and no further requests have been received. No-action letters have not been received, but the Corporation considers the matters to have been dealt with.

On May 5, 2009, the Corporation was issued a Cease Trade Order by the British Columbia Securities Commission for failing to file its required public filings. The Corporation was required to file the following items by April 30, 2009: (1) annual financial statements; (2) annual management’s discussion and analysis; and (3) certification of annual filings required by National Instrument 52-109 Certification of Disclosure in Issuers’ Annual and Interim Filings (NI 52-109). The Corporation filed the required documents on June 4, 2009, the cease trade order was rescinded and the Corporation’s common shares were reinstated for trading on the TSX Venture Exchange.

Other than as set forth above, there have been no penalties or sanctions imposed against the Corporation by a court relating to securities legislation or by a securities regulatory authority during the last completed financial year, nor have there been any penalties or sanctions imposed by a court or regulatory body against the Corporation that would likely be considered important to a reasonable investor in making an investment decision and the Corporation has not entered into any settlement agreements with a court relating to securities legislation or with a securities regulatory authorities during the last completed financial year.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

The management of the Corporation is not aware of any material interest, direct or indirect, of any insider of the Corporation, or any Associate or Affiliate of any such Person, in any transaction during the Corporation’s three last completed financial years, or during the current financial year, except as set out elsewhere in this AIF, that has materially affected or is reasonably expected to materially affect the Corporation.

TRANSFER AGENTS AND REGISTRARS

The Corporation’s registrar and transfer agent is Computershare Investor Services Inc. of Vancouver, British Columbia, Canada, which maintains a transfer register at its Vancouver office.

In Norway, the Corporation’s share register in the VPS is maintained by DnB NOR Bank ASA, Registrars Department.

MATERIAL CONTRACTS

Other than contracts entered into in the ordinary course of business and entered into prior to January 1, 2005, the following is a list of those material contracts of the Corporation entered into within the most recently completed financial year or previous to the most recently completed financial year, that are still in effect:

1.
Securities Escrow Agreement dated November 7, 2005 between Pacific Corporate Trust Company, the Corporation and certain shareholders of the Corporation. This agreement is more particularly described in this AIF in the section entitled “Escrowed Securities”.

2.	Loan agreement with Questerre dated May 30, 2011 for proceeds of C$2,000,000;

All of the material contracts set out above have been filed concurrently with the filing of this AIF with regulatory authorities and are available for review on SEDAR at www.sedar.com.

INTERESTS OF EXPERTS
Names of Experts

The Corporation’s auditors are PricewaterhouseCoopers LLP, Chartered Accountants, who have prepared an independent auditors’ report dated May 2, 2011 in respect of the Corporation’s consolidated financial statements as at December 31, 2010 and 2009 for each of the years ended December 31, 2010 and 2009. PricewaterhouseCoopers LLP has advised that they are independent with respect to the Corporation within the meaning of the Rules of Professional Conduct of the Institute of Chartered Accountants of British Columbia.

Information relating to reserves in this AIF was prepared by Fekete as independent qualified reserves evaluators.

Interests of Experts

The principals of Fekete did not hold at the time of the preparation of the Fekete Report, nor have they received or are expected to receive, any registered or beneficial interests, directly or indirectly, in any securities or other property of the Corporation or any of its associates or affiliates.

INFORMATION ON AUDIT COMMITTEE

The Corporation is required to have an audit committee comprised of not less than three directors, a majority of whom are not officers or employees of the Corporation or of an affiliate of the Corporation. As of the date hereof, the Corporation’s audit committee consists of Aage Thoen, David Worrall (appointed June 6, 2011 to replace David Parry), and A. Pedro Paulo.

Audit Committee Charter

The text of the audit committee’s charter is attached as Schedule “A” to this AIF.

Composition of the Audit Committee and Independence

Multilateral Instrument 52-110 Audit Committees (“MI 52-110”) provides that a member of an audit committee is “independent” if the member has no direct or indirect material relationship with the Corporation, which could, in the view of the Corporation’s board of directors, reasonably interfere with the exercise of the member’s independent judgment. Consequently, a majority of the members of the audit committee of the Corporation, being Messrs. Aage Thoen and A. Pedro Paulo, is independent, as that term is defined. Mr. David Worrall is not independent as a result of him holding the position of Chief Executive Officer of the Corporation.

Relevant Education and Experience

MI 52-110 provides that an individual is “financially literate” if he or she has the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Corporation’s financial statements.

All of the members of the Corporation’s audit committee are financially literate as that term is defined. Based on their business and educational experiences, each audit committee member has a reasonable understanding of the accounting principles used by the Corporation and an ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of issues that can reasonably be expected to be raised by the Corporation’s financial statements, or experience actively supervising one or more individuals engaged in such activities; and an understanding of internal controls and procedures for financial reporting.

●
Aage Thoen is Chairman and owner of Aage Thoen Ltd. AS, a Norwegian based ship-owning investment and marine service company. Mr. Thoen holds a BSBA and MBA and is a former banker and has over the last 25 years held top management positions in various private and publicly listed shipping and offshore companies both internationally and domestically. Currently, he sits on various international and domestic company boards as a non-executive board member.

●
Mr. Paulo has over 24 years of experience in the oil and gas industry, most notably as the President of Chevron Overseas Petroleum Brasil Ltda. Based in Rio de Janeiro. Mr. Paulo has been with Chevron Corporation through its various subsidiaries since 1987. He has worked with Chevron subsidiaries in Angola (Cabinda Gulf Oil Company – Director for Financial Government Affairs), Saudi Arabia (Arabian Chevron Inc. – President) and London (Chevron International Oil Company – Coordinator External Affairs/Business Development – Senior Coordinator, West Africa Oil and Products). Mr. Paulo’s outside activities and accomplishments include, full member of the Institute of Internal Auditors – United Kingdom, former member of the Board of the Brazilian Petroleum Institute (IBP), former Vice President of the Brazilian Association for Infrastructure Development (ABDIB) and former director of The American Chamber of Commerce – Brazil.

●
David Worrall is the President and Chief Executive Officer of the Corporation. Mr. Worrall has over 15 years of Petroleum Engineering experience having graduated from Nottingham University, England, with a first class Masters in Chemical Engineering. He joined Mobil UK as a Petroleum Engineer in 1991 and in 1996 moved to the Middle East to Bunduq Oil Company in Abu Dhabi. In 1998 he became a reservoir and production consultant working for various independent operators across the region before becoming the Senior Reservoir engineer at MDE in Dubai in 2002. He joined Transeuro from HAES in 2006 as COO and was appointed CEO in 2009.

Audit Committee Oversight

Since the commencement of the Corporation’s most recently completed financial year, the audit committee of the Corporation has not made any recommendations to nominate or compensate an external auditor which were not adopted by the board of directors of the Corporation.

Reliance on Certain Exemptions

Since the commencement of the Corporation’s most recently completed financial year, the Corporation has not relied on:

(a)	the exemption in section 2.4 (De Minimis Non-audit Services) of MI 52-110;

(b)	the exemption in section 3.2 (Initial Public Offerings)of MI 52-110;

(c)	the exemption in section 3.4 (Events Outside Control of Member) of MI 52-110;

(d)	the exemption in section 3.5 (Death, Disability or Resignation of Audit Committee Member) of MI 52-110; or

(b)	an exemption from MI 52-110, in whole or in part, granted under Part 8 (Exemptions).

Since the commencement of the Corporation’s most recently completed financial year, the Corporation has not relied on the exemption in subsection 3.3(2) (Controlled Companies) or section 3.6 (Temporary Exemption for Limited and Exceptional Circumstances) or the exemption in section 3.8 (Acquisition of Financial Literacy) of MI 52-110.

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Pre-Approval Policies and Procedures

The audit committee has not adopted any specific policies and procedures for the engagement of non- audit services.

Audit Fees

The following tables set forth the fees paid by the Corporation and its subsidiaries to PricewaterhouseCoopers LLP, for services rendered during the financial years ended December 31, 2010 and 2009:

	2010	2009
Audit fees(1) Audit-related fees(2) Tax fees(3) All other fees(4)	$150,000 $Nil $Nil $Nil	$205,000 $Nil $Nil $Nil
Total	$150,000	$205,000

Notes:

(1)	The aggregate audit fees billed by the Corporation’s auditor (or accrued).
(2)	The aggregate fees billed (or accrued) for assurance and related services that are reasonably related to the performance of the audit or review of the Corporation’s financial statements which are not included under the heading “Audit Fees”.
(3)	The aggregate fees billed (or accrued) for professional services rendered for tax compliance, tax advice and tax planning.
(4)	The aggregate fees billed (or accrued) and not included above.

ADDITIONAL INFORMATION

Additional information concerning the Corporation may be found on SEDAR at www.sedar.com. Additional financial information is provided in the Corporation’s financial statements and management discussion and analysis for its most recently completed financial year ended December 31, 2010, copies of which are available on SEDAR at www.sedar.com. Additional information including directors’ and officers’ remuneration and indebtedness, principal holders of the Corporation’s securities and securities authorized for issuance under equity compensation plans is contained in the Corporation’s information circular for the annual and special general meeting of security holders held on December 15, 2010, which involved the election of directors.

Schedule “A”

AUDIT COMMITTEE CHARTER

The Audit Committee will be governed by the following charter:

The Audit Committee of the Board will be a standing Committee and will be responsible for oversight of all account reporting, financial and internal control practices of the Company and its subsidiaries. The Audit Committee will report to the Board and its primary function will be to assist the Board in fulfilling its responsibilities to shareholders related to financial accounting and reporting, the system of internal controls established by management and the adequacy of internal and independent auditing relative to these activities.The Audit Committee will have the authority to retain persons having special competence as necessary to assist the Audit Committee in fulfilling its responsibilities.

The Audit Committee will:

1.	Be composed of at least three members, the majority of whom will be independent, non- management and financially literate directors and a majority of whom will be unrelated directors.

2.	Meet quarterly and otherwise as required. Minutes will be recorded and reports of Audit Committee meetings will be presented at the next regularly scheduled Board meeting.

3.
Be directly responsible for monitoring the Company's systems and procedures for financial reporting, risk management and internal controls, reviewing all public disclosure documents and monitoring the performance of the Company's auditors.

4.	Be responsible for recommending to the Board the appointment and compensation of the Company's external auditors.

5.
Be directly responsible for the auditors oversight (including the resolution of any disagreements between management and the auditors regarding financial reporting), and the auditors will report directly to the Audit Committee.

6.	Have the authority to engage independent counsel and other advisors.

7.	Be provided by the Company with appropriate funding, as determined by the Audit Committee, for payment of compensation to the auditors and advisors to the Audit Committee.

8.	Provide for an open avenue of communications between the independent auditors, management and the Board and, at least once annually, meet with the Company's auditors in a private session.

9.
Review the qualifications and evaluate the performance of the independent auditors and make recommendations to the Board regarding the selection, fee arrangements, appointment or termination of the auditors.

10.	Establish procedures for the confidential anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

11.
Review and pre-approve all audit and non-audit services, including tax services, provided by the auditors to the Company, or delegate such authority to one or more designated members of the Audit Committee who are independent directors.

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12.
Ensure that adequate procedures are in place for the review of the Company's public disclosure of financial information attracted or derived from the Company's financial statements. The Audit Committee shall periodically review these procedures.

13.
Review with the independent auditors (a) the proposed scope of their examination with emphasis on accounting and financial areas where the Audit Committee, the independent auditors or management believe special attention should be directed, (b) results of their audit, including a letter of recommendations for management (c) their evaluation of the adequacy of the system of internal controls, (d) significant areas of disagreement, if any, with management and (e) cooperation received from management in the conduct of the audit.

14.	Review significant accounting, reporting, regulatory or industry developments affecting the Company.

15.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters.

16.	Discuss with management and the independent auditors any issues regarding significant business risks or exposure and assess the steps management has taken to minimize such risk.

17.	Review the Company's financial statements, MD&A and annual and interim earnings press releases before the Company publicly discloses this information.

18.	Ascertain that significant matters identified as a result of interim review procedures have been brought to the attention of the Audit Committee.

19.	Perform such other functions as assigned by law, the Company's bylaws or as the Board deems necessary and appropriate.

20.	Review the Company's hiring policies regarding current and former partners and employees of the Company's current and former auditors.